                                                                     EXHIBIT 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION

                                 By and Among

                                ODETICS, INC.,

                              ODETICS ITS, INC.,

                            MMA ACQUISITION CORP.,

                                      and

                       MEYER, MOHADDES ASSOCIATES, INC.

                             AND ITS SHAREHOLDERS


                               October 16, 1998

                               TABLE OF CONTENTS

                                                                                                      Page No.
                                                                                                      -------
ARTICLE I.  THE MERGER...............................................................................       1
         1.1      The Merger.........................................................................       1
         1.2      Effective Time; Closing............................................................       2
         1.3      Effect of the Merger...............................................................       2
         1.4      Articles of Incorporation; Bylaws..................................................       2
         1.5      Directors and Officers.............................................................       2
         1.6      Effect on Capital Stock............................................................       3
         1.7      Surrender of Certificates..........................................................       9
         1.8      No Further Ownership Rights in MMA Common Stock....................................      10
         1.9      Tax Consequences...................................................................      10
         1.10     Taking of Necessary Action; Further Action.........................................      10
         1.11     Employee Vacation Benefits.........................................................      11
         1.12     Certain Definitions................................................................      11

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF MMA AND THE SHAREHOLDERS...............................      13
         2.1      Organization and Good Standing.....................................................      13
         2.2      Power, Authorization and Validity..................................................      13
         2.3      Capitalization.....................................................................      14
         2.4      Subsidiaries.......................................................................      14
         2.5      No Violation.......................................................................      15
         2.6      MMA's Financial Statements.........................................................      15
         2.7      Books and Records..................................................................      15
         2.8      Litigation.........................................................................      15
         2.9      Undisclosed Liabilities............................................................      16
         2.10     Absence of Certain Changes.........................................................      16
         2.11     Broker's Fees......................................................................      16
         2.12     Title to Assets....................................................................      16
         2.13     Legal Compliance...................................................................      17
         2.14     Tax Matters........................................................................      17
         2.15     Properties.........................................................................      18
         2.16     Intellectual Property..............................................................      18
         2.17     Material Contracts.................................................................      20
         2.18     Notes and Accounts Receivable......................................................      21
         2.19     Bank Accounts; Line of Credit......................................................      21
         2.20     Insurance..........................................................................      21
         2.21     Employees..........................................................................      21
         2.22     Employee Benefits..................................................................      23
         2.23     Guaranties.........................................................................      25
         2.24     Environment, Health, and Safety....................................................      25
         2.25     Good and Marketable Title to Shares................................................      26
         2.26     Consents of Third Parties..........................................................      26
         2.27     No Adverse Developments............................................................      26
         2.28     Full Disclosure....................................................................      27

     2.29      Accredited Investors.................................................   27
     2.30      Investment Risk......................................................   27

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF ODETICS, ITS AND MERGER SUB........   27
     3.1       Organization and Good Standing.......................................   27
     3.2       Power, Authorization and Validity....................................   28
     3.3       Capitalization.......................................................   28
     3.4       No Violation.........................................................   29
     3.5       Full Disclosure......................................................   29
     3.6       Litigation...........................................................   29
     3.7       Financial Statements of ITS..........................................   30
     3.8       Undisclosed Liabilities..............................................   30
     3.9       Absence of Certain Changes...........................................   30
     3.10      Broker's Fees........................................................   30
     3.11      Legal Compliance.....................................................   31
     3.12      Consents of Third Parties............................................   31

ARTICLE IV.    ADDITIONAL REPRESENTATIONS AND WARRANTIES OF ODETICS.................   31
     4.1       Organization and Good Standing.......................................   31
     4.2       Power, Authorization and Validity....................................   31
     4.3       No Violation.........................................................   32
     4.4       SEC Reporting........................................................   32
     4.5       Odetics Class A Common Stock.........................................   32
     4.6       Insurance............................................................   32
     4.7       Odetics' Financial Statements........................................   33

ARTICLE V.     COVENANTS OF MMA AND SHAREHOLDERS....................................   33
     5.1       Maintenance of Business by MMA.......................................   33
     5.2       Conduct of Business by MMA...........................................   33
     5.3       Necessary Consents...................................................   35
     5.4       Access of Information................................................   35
     5.5       Certain Defaults; Litigation.........................................   35
     5.6       Other Negotiations...................................................   36
     5.7       Market Stand-Off Agreement...........................................   36
     5.8       Asset Transfer.......................................................   37
     5.9       Best Efforts.........................................................   37

ARTICLE VI.    COVENANTS OF ITS, MERGER SUB AND ODETICS.............................   37
     6.1       Necessary Consents...................................................   37
     6.2       Access of Information................................................   37
     6.3       Best Efforts.........................................................   38
     6.4       Certain Defaults; Litigation.........................................   38
     6.5       Agreement of Merger..................................................   38
     6.6       Release of Personal Guarantees.......................................   38
     6.7       Insurance............................................................   39

ARTICLE VII. INDEMNIFICATION............................................................................   39
         7.1     Indemnification by Shareholders........................................................   39
         7.2     Indemnification by Odetics and ITS.....................................................   40
         7.3     Indemnification Procedure for Claims...................................................   40
         7.4     Defense by Idemnifying Party...........................................................   41
         7.5     Manner of Indemnification..............................................................   41
         7.6     Limitations on Indemnification.........................................................   41

ARTICLE VIII. CONDITIONS TO THE MERGER..................................................................   42
         8.1     Conditions to Obligations of Each Party to Effect the Merger...........................   42
         8.2     Additional Conditions to Obligations of MMA............................................   42
         8.3     Additional Conditions to the Obligations of ITS and Merger Sub.........................   43

ARTICLE IX. TERMINATION, AMENDMENT AND WAIVER...........................................................   44
         9.1     Termination............................................................................   44
         9.2     Effect of Termination..................................................................   45

ARTICLE X.  GENERAL PROVISIONS..........................................................................   45
         10.1    Survival...............................................................................   45
         10.2    Further Assurances.....................................................................   45
         10.3    Each Party to Bear Own Costs...........................................................   45
         10.4    Headings...............................................................................   45
         10.5    Entire Agreement; Waivers..............................................................   45
         10.6    Third Parties..........................................................................   46
         10.7    Successors and Assigns.................................................................   46
         10.8    Notices................................................................................   46
         10.9    Consents...............................................................................   47
         10.10   Attorneys' Fees........................................................................   48
         10.11   Governing Law..........................................................................   48
         10.12   Disputes...............................................................................   48
         10.13   Counterparts...........................................................................   48
         10.14   Severability...........................................................................   49
         10.15   Publicity..............................................................................   49

                               INDEX OF EXHIBITS


 Exhibit A                Form of Agreement of Merger

 Exhibit B                Form of Registration Rights Agreements

 Exhibit C                Persons to Sign Noncompetition Agreements and
                          Employment Agreements

 Exhibit D                Forms of Noncompetition Agreements

 Exhibit E                Forms of Employment Agreement

 Exhibit F                Form of Opinion of MMA's Counsel

 Exhibit G                Form of Termination Agreement

 Exhibit H                Form of Opinion of Odetics' and ITS' counsel

                           MMA DISCLOSURE SCHEDULES


SCHEDULE 2.1:        DIRECTORS AND OFFICERS OF MMA
SCHEDULE 2.3(b):     SHAREHOLDER AGREEMENTS
SCHEDULE 2.9:        UNDISCLOSED LIABILITIES
SCHEDULE 2.10:       ABSENCE OF CERTAIN CHANGES
SCHEDULE 2.12:       TITLE TO ASSETS
SCHEDULE 2.15:       REAL AND PERSONAL PROPERTY
SCHEDULE 2.16(a):    INTELLECTUAL PROPERTY
SCHEDULE 2.16(b):    REGISTERED INTELLECTUAL PROPERTY
SCHEDULE 2.16(c):    SOFTWARE BY WORKSTATION
SCHEDULE 2.16(f):    MATERIAL INTELLECTUAL PROPERTY CONTRACTS
SCHEDULE 2.17:       MATERIAL CONTRACTS
SCHEDULE 2.19:       BANK ACCOUNTS
SCHEDULE 2.20:       INSURANCE POLICIES
SCHEDULE 2.21(a):    EMPLOYMENT AGREEMENTS
SCHEDULE 2.22:       EMPLOYEE BENEFIT PLANS
SCHEDULE 2.25:       MMA SHAREHOLDERS
SCHEDULE 6.6:        PERSONAL GUARANTEES


                              ITS DISCLOSURE SCHEDULES

SCHEDULE 3.1:        OFFICERS AND DIRECTORS OF ITS
SCHEDULE 3.7:        DRAFT FINANCIAL STATEMENTS OF ITS
SCHEDULE 3.8:        UNDISCLOSED LIABILITIES
SCHEDULE 3.9:        ABSENCE OF CERTAIN CHANGES


                        ODETICS DISCLOSURE SCHEDULES

SCHEDULE 4.1:        OFFICERS AND DIRECTORS OF ODETICS
SCHEDULE 4.6:        INSURANCE

                     AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made
                                                          ---------
and entered into as of October 16, 1998, by and among Odetics, Inc., a Delaware corporation ("Odetics"); Odetics ITS, Inc., a California corporation and wholly-
              -------
owned subsidiary of Odetics ("ITS"); MMA Acquisition Corp., a Delaware
                              ---
corporation and a wholly-owned subsidiary of ITS ("Merger Sub"), Meyer, Mohaddes
                                                   ----------
Associates, Inc., a California corporation ("MMA"); Michael P. Meyer, an
                                             ---
individual ("Meyer"); Abbas Mohaddes, an individual ("Mohaddes"); Viggen
             -----                                    --------
Davidian, an individual ("Davidian"); and Gary Hamrick, an individual
                          --------
("Hamrick"). Meyer, Mohaddes, Davidian and Hamrick shall sometimes hereinafter
  -------
collectively be referred to as the "Shareholders."
                                    ------------

                                   RECITALS

          A. The Boards of Directors of ITS and MMA believe it is in the best interests of their respective companies and the shareholders of their respective companies that MMA and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into MMA (the "Merger") and, in
                                                       ------
furtherance thereof, such Boards have approved the Merger.

          B. Pursuant to the Merger, among other things, the outstanding shares of the Common Stock of MMA, no par value (the "MMA Common Stock"), shall
                                                      ----------------
be converted into shares of Common Stock of ITS, no par value (the "ITS Common
                                                                    ----------
Stock"), on the terms set forth herein.
-----

          C. For federal income tax purposes, ITS and MMA intend that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States~ Internal Revenue Code of 1986, as amended (the "Code").
                                                                      ----

          D. ITS and MMA intend to cause the Merger to be treated as a purchase for accounting purposes.

          E. The parties hereto desire to make certain representations and warranties and other agreements in connection with the Merger.

          NOW, THEREFORE, in consideration of the covenants, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                  ARTICLE I.
                                  THE MERGER

     1.1  The Merger. At the Effective Time (as defined in Section 1.2) and
          ----------
and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law ("California
                                                                  ----------
Law"), Merger Sub shall be merged with and into MMA, the separate corporate
---
existence of Merger Sub shall cease and MMA shall continue as the surviving corporation. MMA as the surviving corporation after the Merger is sometimes hereinafter referred to as the "Surviving Corporation."
                                ---------------------

     1.2  Effective Time; C1osing. Subject to the provisions of this Agreement,
          -----------------------
the parties hereto shall cause the Merger to be consummated by filing a properly executed Agreement of Merger, in substantially the form attached hereto as Exhibit A, with the California Secretary of State in accordance with the relevant provisions of California Law (the "Agreement of Merger") (the time of
                                            -------------------
such filing, or such later time as may be agreed in writing by MMA and ITS and specified in the Agreement of Merger, being the "Effective Time") as soon as
                                                 --------------
practicable on or after the Closing Date (as herein defined). The closing of the Merger and the transactions contemplated hereby (the "Closing") shall take place
                                                      -------
simultaneously upon the execution of this Agreement at the offices of Brobeck, Phleger & Harrison LLP, 38 Technology Drive, Irvine, California 92618, on October 16, 1998, or as soon thereafter as practicable or at such other time, date and 1ocation as the parties hereto agree in writing (the "Closing Date").
                                                               ------------
The Closing shall be deemed to be complete when the parties hereto have delivered all documents required to be delivered hereunder.

     1.3  Effect of the Merger. At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of MMA and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of MMA and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Articles of Incorporation: Bylaws.
          ---------------------------------

          (a) At the Effective Time, the Articles of Incorporation of MMA, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by California Law.

          (b) The Bylaws of MMA, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5  Directors and Officers. At the Effective Time, the directors and
          ----------------------
officers of the Surviving Corporation shall be as follows, until their respective successors are duly elected or appointed and qualified:


              Directors:        Joel Slutzky
                                Abbas Mohaddes
                                Michael P. Meyer
                                Jack Johnson
                                Gregory A. Miner

              Officers:         Abbas Mohaddes   - President and Chief Executive
                                                   Officer
                                Michael P. Meyer - Vice President
                                Gregory A. Miner - Chief Financial Officer
                                                   and Secretary

     1.6  Effect on Capital Stock. At the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of Merger Sub, MMA or the holders of any MMA Common Stock:

          (a)  Conversion of MMA Common Stock; Holdback Amount. Each share of
               -----------------------------------------------
MMA Common Stock issued and outstanding immediately prior to the Effective Time, will be canceled and extinguished and automatically converted (subject to Sections 1.6(d) and (e)) into the right to receive (i) within ten (10) business days after the Closing Date that number of shares of unregistered Class A Common Stock of Odetics equal to the quotient determined by dividing (A) the aggregate number of shares of Odetics unregistered Class A Common Stock valued at $250,000 based on the average closing selling price of the Class A Common Stock of Odetics on the Nasdaq National Market for the five business days immediately prior to the Effective Time, as reported in The Wall Street Journal (or if not
                                            -----------------------
so reported, as reported in another authoritative source acceptable to Odetics) by (B) the number of shares of MMA Common Stock outstanding immediately prior to the Effective Time (which is currently estimated to be 2,160 shares), carried to the fifth decimal place and (ii) that number of shares of ITS Common Stock equal to the quotient determined by dividing (A) the ITS Share Amount (as defined below) by (B) the number of shares of MMA Common Stock outstanding immediately prior to the Effective Time, carried to the fifth decimal place (the "Exchange
                                                                      --------
Ratio"), upon surrender of the certificate representing such share of MMA Common
-----
Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required). The initial ITS Share Amount shall be 457,000 subject to adjustment as set forth in Section 1.6(e) below. At the Effective Time, all rights in respect of such shares of MMA Common Stock shall cease to exist, other than the right to receive shares of ITS Common Stock and Odetics Class A Common Stock as provided above. Until surrendered, each outstanding certificate, if any, which prior to the Effective Time represented issued and outstanding shares of MMA Common Stock shall be deemed for all corporate purposes to evidence the right to receive such amount of ITS Common Stock and Odetics Class A Common Stock. At the Effective Time, ITS shall holdback and retain stock certificates representing 15.8% of the total number of initial shares of ITS Common Stock to be issued to each Shareholder pursuant to this Section 1.6(a) (the "Holdback Amount") to
                                                  ---------------
accommodate the Purchase Price Adjustment set forth in Section 1.6(f). Shareholders agree to execute and deliver to ITS at the Closing, blank stock powers with respect to the shares comprising the Holdback Amount.

          (b)  Capital Stock of Merger Sub. Each share of Common Stock, no par
               ---------------------------
value per share, of Merger Sub (the "Merger Sub Common Stock") issued and
                                     -----------------------
outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of Common Stock of the Surviving Corporation.

          (c)  Adjustments to Exchange Ratio. The Exchange Ratio shall be
               -----------------------------
adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ITS Common Stock or MMA Common Stock), reorganization, recapitalization, reclassification or other like change with respect to ITS Common Stock or MMA Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (d) Fractional Shares. No fraction of a share of ITS Common Stock or
              -----------------
Odetics Class A Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of MMA Common Stock who would otherwise be entitled to a fraction of a share of ITS Common Stock. or Odetics Class A Common Stock, as the case may be (after aggregating all fractional shares of ITS Common Stock or Odetics Class A Common Stock, as the case may be, that otherwise would be received by such holder) shall receive from ITS an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction, multiplied by Ten Dollars ($10).

          (e)  Adjustments to ITS Deemed Value.
               -------------------------------

               (i)  IPO Adjustment. In the event ITS completes an initial public
                    --------------
     offering of ITS Common Stock (an "IPO") pursuant to a Registration
                                       ---
     Statement (the "Registration Statement") filed under the Securities Act of
                     ----------------------
     1933, as amended (the "Securities Act") at an IPO price per share of less
                            --------------
     than $9.34, the ITS Share Amount shall be increased by an amount equal to the difference between (i) $4,250,000 and (ii) the actual IPO price per share multiplied by 457,000. For example, in the event the IPO price per share is $9.00, the ITS Share Amount shall be increased by 15,222 shares based on the following calculation: $4,250,000 - [($9)(457,000)] = $137,000/9 = 15,222 shares. Notwithstanding the foregoing, ITS agrees not to consummate an IPO of its ITS Common Stock at an initial public offering price per share of less than $5.00 without the consent of Abbas Mohaddes, as representative of the Shareholders.

               (ii) Six Month Delay. Subject to Section 1.6(h) hereof, in the
                    ---------------
     event the IPO of ITS Common Stock is not consummated within six (6) months following the Closing Date, Odetics will pay to the Shareholders cash in the aggregate amount of $250,000 or unregistered Class A Common Stock of Odetics valued at $250,000 based on the average closing selling price of the Class A Common Stock of Odetics on the Nasdaq National Market for the five business days immediately prior to the end of such 180 day period, as reported in The Wall Street Journal (or if not so reported, as reported in
                 -----------------------
     another authoritative source acceptable to Odetics). Such additional consideration shall be payable to the Shareholders on the tenth business day following the expiration of such six month period on a pro rata basis, based on the number of shares of ITS Common Stock issued to such Shareholders pursuant to Section 1.6(a). Odetics shall have the sole discretion to determine whether such additional consideration shall be payable in cash, in Odetics unregistered Class A Common Stock, or any combination thereof, provided, however, that the aggregate value of such additional consideration payable under this Section 1.6(e)(ii) shall not exceed $250,000.

               (iii) Twelve Month Delay. Subject to Section 1.6(h) hereof, in
                     ------------------
     the event the IPO of ITS Common Stock is not consummated within twelve (12) months following the Closing Date, Odetics will pay to the Shareholders cash in the aggregate amount of $250,000 or unregistered Class A Common Stock of Odetics valued at $250,000 based on the average closing selling price of the Class A Common Stock of Odetics on the Nasdaq National Market for the five business days immediately prior to the end of such twelve month period, as reported in The Wall Street Journal (or if not so
                                  -----------------------
     reported, as reported in another authoritative source acceptable to Odetics). Such additional consideration shall be payable to the Shareholders on the tenth business day following the expiration of such twelve month period on a pro rata basis, based on the number of shares of ITS Common Stock issued to such Shareholders pursuant to Section 1.6(a). Odetics shall have the sole discretion to determine whether such additional consideration shall be payable in cash, in Odetics unregistered Class A Common Stock, or any combination thereof, provided, however, that the aggregate value of such additional consideration payable under Section 1.6(e)(iii) shall not exceed $250,000.

               (iv)   Eighteen Month Delay. Subject to Section 1.6(h) hereof, in
                      --------------------
     the event the IPO of ITS Common Stock is not consummated within eighteen
     (18) months following the Closing Date, Odetics will pay to the Shareholders cash in the aggregate amount of $250,000 or unregistered Class A Common Stock of Odetics valued at $250,000 based on the average closing selling price of the Class A Common Stock of Odetics on the Nasdaq National Market for the five business days immediately prior to the end of such eighteen month period, as reported in The Wall Street Journal (or if not so
                                           -----------------------
     reported, as reported in another authoritative source acceptable to Odetics). Such additional consideration shall be payable to the Shareholders on the tenth business day following the expiration of such eighteen month period on a pro rata basis, based on the number of shares of ITS Common Stock issued to such Shareholders pursuant to Section 1.6(a). Odetics shall have the sole discretion to determine whether such additional consideration shall be payable in cash, in Odetics unregistered Class A Common Stock, or any combination thereof, provided, however, that the aggregate value of such additional consideration payable under Section 1.6(e)(iv) shall not exceed $250,000.

               (v)    Twenty-Four Month Delay. Subject to Section 1.6(h) hereof,
                      -----------------------
     in the event the IPO of ITS Common Stock is not consummated within twenty-four (24) months following the Closing Date, Odetics will pay to the Shareholders cash in the aggregate amount of $250,000 or unregistered Class A Common Stock of Odetics valued at $250,000 based on the average closing selling price of the Class A Common Stock of Odetics on the Nasdaq National Market for the five business days immediately prior to the end of such twenty-four (24) month, as reported in The Wall Street Journal (or if not
                                            -----------------------
     so reported, as reported in another authoritative source acceptable to Odetics). Such additional consideration shall be payable to the Shareholders on the tenth business day following the expiration of such twenty-four month on a pro rata basis, based on the number of shares of ITS Common Stock issued to such Shareholders pursuant to Section 1.6(a). Odetics shall have the sole discretion to determine whether such additional consideration shall be payable in cash, in Odetics unregistered Class A Common Stock, or any combination thereof, provided, however, that the aggregate value of such additional consideration payable under Section 1.6(e)(v) shall not exceed $250,000.

               (vi)   Thirty Month Delay. Subject to Section 1.6(h) hereof, in
                      ------------------
     the event the IPO of ITS Common Stock is not consummated within thirty (30) months following the Closing Date, Odetics will pay to the Shareholders cash in the aggregate amount of $250,000 or unregistered Class A Common Stock of Odetics valued at $250,000 based on the average closing selling price of the Class A Common Stock of Odetics on the Nasdaq National Market for the five business days immediately prior to the end of such thirty (30) month period, as reported in The Wall Street Journal (or if not so
                                  -----------------------
     reported, as reported in another authoritative source acceptable to Odetics). Such additional consideration shall be payable to the Shareholders on the tenth business day following the expiration of such thirty month period on a pro rata basis, based on the number of shares of ITS Common Stock issued to such Shareholders pursuant to Section 1.6(a). Odetics shall have the sole discretion to determine whether such additional consideration shall be payable in cash, in Odetics unregistered Class A Common Stock, or any combination thereof, provided, however, that the aggregate value of such additional consideration payable under Section 1.6(e)(vi) shall not exceed $250,000.

               (vii)  Registration of Additional Shares. With respect to the
                      ---------------------------------
     $250,000 of Odetics unregistered Class A Common Stock issued pursuant to 1.6(a) above, Odetics agrees at its sole cost and expense to file a Registration Statement on Form 5-3 with the Securities and Exchange Commission within ten (10) days after the Closing Date, to register all of such shares in accordance with the terms of the Registration Rights Agreement attached hereto as Exhibit B. To the extent Odetics chooses to pay the additional consideration identified in Sections 1.6(e)(ii), (iii),
     (iv), (v) or (vi) above or in Sections 1.6(g) or (h) below, in Odetics unregistered Class A Common Stock, Odetics agrees at its sole cost and expense to file a Registration Statement on Form S-3 with the Securities and Exchange Commission as soon as reasonably practicable thereafter, but in no event more than thirty (30) days after the end of the applicable time period, to register all of such shares in accordance with the terms of the Registration Rights Agreement attached hereto as Exhibit B.

          (f)  Purchase Price Adjustment. Within sixty (60) days after the
               -------------------------
Effective Time, a balance sheet for MMA as of the Effective Time (the "Closing
                                                                       -------
Balance Sheet") shall be audited by Ernst & Young LLP. Abbas Mohaddes, as the
-------------
representative of the Shareholders, shall have the opportunity to review and comment on the Closing Balance Sheet before Ernst & Young issues its audit report; however, Ernst & Young shall have the full discretion whether or not to incorporate such comments. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles, except that footnotes may not be required, and the Closing Balance Sheet shall be consistent with MMA's past practices and with the MMA Balance Sheet as defined in Section 2.6. The parties hereto agree that a purchase price adjustment shall be made for each of the following events based on the corresponding items on the Closing Balance Sheet:

               (i) In the event the sum of MMA's cash, trade accounts receivable net of allowance for doubtful accounts plus costs and estimated earnings in excess of billings on uncompleted contracts less the sum of MMA's line of credit balance, trade accounts payable and billings in excess of cost and estimated earnings on completed contracts ("Net Working Capital
                                                             -------------------
     Amount") is less than $1.71 million;
     ------

               (ii) In the event the sum of MMA's accrued payroll and related (including accrued vacation) plus accrued expenses (the "Accrued Expenses")
                                                              ----------------
     exceeds $200,000;

               (iii)  In the event MMA's deferred tax liabilities (the "Deferred
                                                                        --------
     Tax Liabilities") exceed $700,000; and
     ---------------

               (iv) In the event there are any Taxes Due as defined in Section 1.6(j).

               ITS shall be entitled to cancel, on a pro rata basis among the Shareholders, that number of shares of ITS Common Stock of the Shareholders in the Holdback Amount with a value equal to the sum of (i) $1.71 million less Net Working Capital Amount, (ii) the amount by which the Accrued Expenses exceeds $200,000, (iii) the amount by which the Deferred Tax Liabilities exceed $700,000 and (iv) the amount of any Taxes Due. For the purpose of this Section 1.6(f) only, the shares to be cancelled in accordance with this Section shall be valued at $10 per share. Notwithstanding the foregoing, in no event shall the purchase price adjustment exceed the Holdback Amount. The determination of the number of shares to be cancelled shall be made by Ernst & Young. In the event that the holders of a majority of the aggregate number of shares of ITS Common Stock issued to the Shareholders pursuant to this Merger Agreement object to the determination made by Ernst & Young, they shall notify ITS in writing of the challenged items in the Closing Balance Sheet, including the basis for their objection within 14 calendar days of their receipt of the Ernst & Young determination. Such Shareholders shall then be entitled to engage Deloitte & Touche LLP or any other mutually agreeable nationally recognized "big six" accounting firm (the "Reviewing Accountant") to review
                                                --------------------
     the challenged items of the Closing Balance Sheet prepared by Ernst & Young. The expense of such review shall be borne equally by the Shareholders and ITS. In the event that the review confirms the Closing Balance Sheet prepared by Ernst & Young or such review is not completed within 60 calendar days after the engagement of the Reviewing Accountant, the parties hereto agree that the determination of Ernst & Young will be final, binding and conclusive for all purposes. In the event the Reviewing Accountant disagrees with Ernst & Young's treatment of the challenged items after the Reviewing Accountant consults with Ernst & Young and reviews the supporting documentation of Ernst & Young, then the determination of the Reviewing Accountant with respect to the items being challenged shall be final, binding and conclusive for all purposes. The Shareholders agree to cooperate with and assist Ernst & Young in its audit, and agree to provide all such further documentation and assistance as Ernst & Young reasonably requires to complete the audit required by this Section. As soon as reasonably practicable following the determination of the number of shares in the Holdback Amount to be cancelled, if any, ITS shall deliver the balance of the shares in the Holdback Amount to the Shareholders at their addresses set forth on the signature page hereof.

               (g) The Odetics Put. In the event ITS does not consummate an IPO
                   ---------------
     of ITS Common Stock within three (3) years following the Closing Date, each Shareholder shall have the right to obligate Odetics to purchase all, but not less than all, of the shares of ITS Common Stock issued to such Shareholder pursuant to Section 1.6(a) at a purchase price of $10 per share, which may be payable, at the sole discretion of Odetics, in either cash, shares of unregistered Class A Common Stock of Odetics, or any combination thereof. Any Shareholder may exercise this right by giving written notice of the election of this right to the Corporate Secretary of Odetics in accordance with Section 10.8 of this Agreement within ten business days immediately following the termination of such three year period. Odetics shall deliver payment for the Shareholders' shares of ITS Common Stock within ten (10) days following actual receipt by Odetics of the certificates representing such shares of ITS Common Stock. To the extent Odetics elects to pay the repurchase price in stock, such shares will be valued based on the average closing sales price of Odetics Class A Common Stock, over the five business days prior to the end of the three year period. Odetics shall not be relieved of its obligations under this
     Section 1.6(g) as a consequence of the elimination or reduction of the Shareholders' equity interest in ITS under (i) a bankruptcy or insolvency proceeding, (ii) the dissolution of ITS, or (iii) a reorganization of ITS.

               (h) The Shareholders Call. Odetics has the right exercisable
                   ---------------------
     at any time after the Closing Date and prior to the consummation of the IPO to obligate the Shareholders to sell to Odetics all, but not less than all, of the shares of ITS Common Stock issued to the Shareholders pursuant to
     Section 1.6(a) at a purchase price of $10 per share, which may be payable, at the sole discretion of Odetics, in either cash, shares of unregistered Class A Common Stock of Odetics, or any combination thereof. Odetics may exercise this right by giving written notice of the election of this right to the Shareholders in accordance with Section 10.8 of this Agreement. The Shareholders shall deliver the stock certificates representing such shares of ITS Common Stock within five (5) business days after Odetics' delivery of the notice of exercise and Odetics shall deliver payment for such shares to the Shareholders within ten (10) business days thereafter. To the extent Odetics elects to pay the repurchase price in stock, such shares will be valued based on the average closing sales price of Odetics Class A Common Stock, over the five business days prior to the date notice is deemed given in accordance with Section 10.8 of this Agreement. Any obligation Odetics and/or ITS may have to pay additional consideration as a result of a delay in the IPO (as set forth in Sections 1.6(e) hereof) arising after Odetics has given notice of its intention to repurchase all of the shares of ITS Common Stock in accordance with this Section shall have no further force or effect.

               (i) Securities Law Issues. The ITS Common Stock to be issued
                   ---------------------
     in the merger is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Each Shareholder agrees to take all
                   --------------
     reasonable actions and execute all documents as ITS may reasonably request to qualify the ITS Common Stock for such exemptions.

               (j) Piggyback Registration Rights. ITS, at its sole expense,
                   -----------------------------
     shall register, and Odetics shall cause ITS to register, not less than 15.6% of the shares of ITS Common Stock to be issued to each Shareholder pursuant to Section 1.6(a) (without regard to any additional shares issued pursuant to Sections 1.6(e)) in the Registration Statement on Form 5-1 of ITS filed in connection with the IPO. ITS shall use its best efforts to complete the IPO as soon as practicable after the Effective Time provided that the IPO is on terms acceptable to Odetics. ITS agrees to execute and deliver at the Closing a Registration Rights Agreement in substantially the form attached hereto as Exhibit B to give effect to such registration rights.

               (k) Payment of Taxes Due. The Shareholders shall be responsible
                   --------------------
     for any state and federal income taxes payable by MMA for all periods prior to the Effective Time calculated on a cash basis in accordance with MMA's prior practices (the "Taxes Due"), subject to the limitations set forth in
                           ---------
     and payable as a purchase price adjustment in accordance with Section 1.6(f) above. In calculating the Taxes Due, Ernst & Young shall exclude any Deferred Tax Liabilities. Within 60 days following the Effective Time, Ernst & Young shall calculate the amount of the Taxes Due, if any, based on the Closing Balance Sheet. The Shareholders agree to cooperate with Ernst & Young and to provide all such documentation which Ernst & Young reasonably requires to complete its determination under this Section. In the event the holders of a majority of the aggregate number of shares of ITS Common Stock issued to the Shareholders pursuant to this Merger Agreement object to the determination, such Shareholders shall be entitled to engage the Reviewing Accountant to review the calculation of Taxes Due by Ernst & Young. The expense of such review shall be borne equally by the Shareholders and ITS. In the event the Reviewing Accountant disagrees with the determination of Ernst & Young, after consulting with Ernst & Young and reviewing the related working papers of Ernst & Young, the determination of the Reviewing Accountant of the Taxes Due shall be final, binding and conclusive for all purposes. ITS shall be responsible for all state and federal income taxes related to periods beginning at the Effective Time, as well as any deferred state and federal income taxes for periods prior to the Effective Time resulting solely from the conversion by MMA from cash basis tax accounting to accrual basis tax accounting.

               1.7  Surrender of Certificates.
                    -------------------------

                    (a) ITS to Provide ITS Common Stock. Within five (5)
                        -------------------------------
     business days after the Effective Time, ITS and MMA shall exchange in accordance with this Article I, the shares of ITS Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of MMA Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1 .6(d) and any dividends or distributions to which holders of shares of MMA Common Stock may be entitled pursuant to
     Section 1.7(c).

                    (b) Exchange Procedures. Upon surrender to ITS of the
                        -------------------
     certificate(s) (the "Certificates") representing all of a Shareholder's MMA
                          ------------
     Common Stock, each such Shareholder shall receive, in exchange therefor, a certificate representing that number of whole shares of ITS Common Stock to
                                                             ---
     which Shareholder is entitled to receive pursuant to Section 1.6(a), together with a check representing the value of any fractional shares determined in accordance with Section 1.6(d) above. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(c) as to the payment of dividends, to evidence only the ownership of the number of whole shares of ITS Common Stock into which such shares of MMA Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.7(c).

                    (c) Distributions With Respect to Unexchanged Shares. No
                        ------------------------------------------------
     dividends or other distributions declared or made after the date of this Agreement with respect to ITS Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered certificate& with respect to the shares of ITS Common Stock represented thereby .until the holders of record of such certificates shall surrender such certificates. Subject to applicable law, following surrender of any such certificates, ITS shall deliver to the record holders thereof, without interest, the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of ITS Common Stock.

                    (d) Transfer Restrictions; Legends. The shares of ITS Common
                        ------------------------------
     Stock issued in the Merger shall not be transferable in the absence of an effective registration statement under the Securities Act, or an exemption therefrom. In the absence of an effective registration statement under the Securities Act, neither such shares of ITS Common Stock nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless ITS shall have previously received an opinion of counsel knowledgeable in federal securities law, in form and substance reasonably satisfactory to ITS and accompanied by such supporting documents as ITS may reasonably request, to the effect that registration under the Securities Act is not required in connection with such disposition. ITS shall be entitled to give stop transfer instructions to its transfer agent with respect to such shares of ITS Common Stock in order to enforce the foregoing restrictions. The certificate or certificates representing the shares of ITS Common

Stock issued in the Merger shall bear the following legend restricting the transfer thereof, in addition to any other legend required by applicable law:

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

     1.8  No Further Ownership Rights in MMA Common Stock. All shares of ITS
          -----------------------------------------------
Common Stock issued upon the surrender for exchange of shares of MMA Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MMA Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of MMA Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9   Tax Consequences. It is intended by the parties hereto that the
           ----------------
Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.10  Taking of Necessary Action: Further Action. If, at any time after the
           ------------------------------------------
Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of MMA and Merger Sub, the officers and directors of MMA and Merger Sub are fully authorized in the name of their respective corporations to take, and shall take, all such lawful and necessary action.

     1.11  Employee Vacation Benefits. As of the Effective Time, all employees
           --------------------------
of MMA shall accrue vacation and other employment-related benefits in accordance with the terms and provisions of the Employee Handbook of Odetics; provided, however, that such employees shall receive credit for the length of their employment with MMA, and such employees shall continue to accrue vacation benefits at least at the same rate as such benefits were accrued at MMA immediately prior to the Merger. Notwithstanding the foregoing, any increases in the rate at which benefits are to be accrued shall be in accordance with the Employee Handbook and related policies of Odetics.

     1.12  Certain Definitions. As used in this Agreement the following terms
           -------------------
have the following meanings (terms in the singular have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement, the location of which is set forth herein.

          (a) "Affiliate" shall mean, as to any party, (i) an officer or
               ---------
director of such party, (ii) a Person that owns or controls more than 10% of the voting equity securities of such party or (iii) a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party.

          (b) "Balance Sheet Date" shall have the meaning set forth in Section
               ------------------
2.6 of this agreement.

          (c) "Closing" shall have the meaning set forth in Section 1.2 of this
               -------
Agreement.

          (d) "Closing Balance Sheet" shall have the meaning set forth in
               ---------------------
Section 1.6(f) of this Agreement.

          (e) "Closing Date" shall have the meaning set forth in Section 1.2 of
               ------------
this Agreement.

          (f) "Damages" shall have the meaning set forth in Section 7.1 of this
               -------
Agreement.

          (g) "Deductible" shall have the meaning set forth in Section 7.3 of
               ----------
this Agreement.

          (h) "Effective Time" shall have the meaning set forth in Section 1.2
               --------------
of this Agreement.

          (i) "Employee Benefit Plan" means any (a) nonqualified deferred
               ---------------------
compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; (d) Multiemployer Plan (as set forth in Section 3(37) of ERISA and Section 414(f) of the Code; and (e) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

          (j) "Employee Pension Benefit Plan" means a plan as set forth in
               -----------------------------
Section 3(2) of ERISA.

          (k) "Employee Welfare Benefit Plan" means a plan as set forth in
               -----------------------------
Section 3(1) of ERISA.

          (1) "Environmental and Safety Laws" shall have the meaning set forth
               -----------------------------
in Section 2.24(a) of this Agreement.

          (m) "Exchange Ratio" shall have the meaning set forth in Section
               --------------
1.6(a) of this Agreement.

          (n) "Governmental Authority" shall have the meaning set forth in
               ----------------------
Section 2.2(b)  of this Agreement.

          (o)  "Hazardous Materials" shall have the meaning set forth in
                --------------------
Section 2.24(a)(ii) of this Agreement.

          (p)  "Holdback Amount" shall have the meaning set forth in Section
                ---------------
1.6(a) of this Agreement.

          (q)  "Indemnified Party" shall have the meaning set forth in Section
                -----------------
7.4 of this Agreement.

          (r)  "Indemnifying Party" shall have the meaning set forth in Section
                ------------------
7.4 of this Agreement.

          (s)  "Information Statement" means the Odetics ITS, Inc. Shareholder
                ---------------------
Information Statement delivered to the Shareholders.

          (t)  "Intellectual Property" shall have the meaning set forth in
                ---------------------
Section 2.16 of this Agreement.

          (u)  "knowledge" means, (i) when applied to the Shareholders, the
                ---------
actual knowledge, after reasonable investigation, of any Shareholder and (ii) when applied to ITS or Merger Sub, the actual knowledge, after reasonable investigation, of any officer of ITS or Merger Sub or the Chief Executive Officer or the Chief Financial Officer of Odetics, (iii) when applied to MMA, the actual knowledge, after reasonable investigation, of the officers of MMA and the Shareholders, and (iv) when applied to Odetics, the actual knowledge, after reasonable investigation, of any executive officer of Odetics

          (v)  "Material Adverse Effect" means any event, change or effect that
                -----------------------
is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

          (w)  "MMA Balance Sheet" shall have the meaning set forth in Section
                -----------------
2.6 of this Agreement.

          (x)  "MMA Financial Statements" shall have the meaning set forth in
                ------------------------
Section 2.6  of this Agreement.

          (y)  "MMA Intellectual Property" shall have the meaning set forth in
                -------------------------
Section 2.16 of this Agreement.

          (z)  "Net Working Capital Amount" shall have the meaning set forth in
                --------------------------
Section 1.6(f) of this Agreement.

          (aa) "Ordinary Course of Business" means the ordinary course of
                ---------------------------
business consistent with past custom and practice (including with respect to quantity and frequency).

          (bb) "ITS Share Amount" shall have the meaning set forth in Section
                ----------------
1.6(a) of this Agreement.

          (cc) "Person" means an individual, a partnership, a corporation, an
                ------
association, a joint stock MMA, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

          (dd) "Security Interest" means any mortgage, pledge, lien, encumbrance
                -----------------
or other security interest.

          (ee) "Tax Returns" shall have the meaning set forth in Section 2.14
                -----------
of this Agreement.

                                  ARTICLE II.
                       REPRESENTATIONS AND WARRANTIES OF
                           MMA AND THE SHAREHOLDERS

          Except as disclosed in a document of even date herewith and delivered by MMA to ITS prior to the execution and delivery of this Agreement and referring to the section of the applicable representations and warranties in this Agreement (the "MMA Disclosure Schedule"), MMA and the Shareholders
                     -----------------------
represent and warrant to ITS and Merger Sub as follows. All representations and warranties are made as of the Closing Date unless specifically stated otherwise.

     2.1  Organization and Good Standing. MMA is (a) a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of California; (b) has the requisite corporate power and authority to own and lease its properties and to carry on its business as now being conducted; and (c) is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
Schedule 2.1 of the MMA Disclosure Schedule lists the current directors and
------------
officers of MMA. MMA is not in material violation of any of the provisions of its Articles of Incorporation or Bylaws. The Shareholders have provided ITS with true and complete copies of MMA's Articles of Incorporation and Bylaws, each as currently in effect on the date hereof.

     2.2  Power, Authorization and Validity.
          ---------------------------------

          (a) This Agreement has been duly executed and delivered by the Shareholders. Each of the Shareholders has the requisite power and authority to enter into and perform his obligations under this Agreement. MMA has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly and validly approved and authorized by MMA's Board of Directors. The operations and business now being conducted by MMA have not been conducted under any other name or entity.

          (b) No filing with or authorization or approval of any governmental or regulatory body, court, agency, official or authority (each, a "Governmental
                                                                   ------------
Authority") on behalf of MMA or any Affiliate of MMA is necessary to enable the
---------
Shareholders and MMA to enter into, and to perform their obligations under, this Agreement, except for filings, authorizations or approvals where the failure to make or obtain such filings, authorizations or approvals could not reasonably be expected to have a Material Adverse Effect or substantially interfere with the ability of the Shareholders or MMA to consummate the transactions contemplated hereby.

          (c) This Agreement is, or when executed by the Shareholders and MMA will be, a valid and binding obligation of each of the Shareholders and MMA, enforceable in accordance with its terms, except as to the effect, if any, of
(i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law or principles of equity governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     2.3  Capitalization.
          --------------

          (a) The authorized capital stock of MMA consists of 100,000 shares of MMA Common Stock, of which 2,160 shares are issued and outstanding as of the date of this Agreement and have been validly issued, fully paid and are nonassessable. No holder of MMA Common Stock is obligated to MMA under any note (or other instrument evidencing indebtedness) with respect to the purchase of such MMA Common Stock. MMA does not hold any shares of its capital stock as treasury stock.

          (b) There are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of MMA's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of MMA Common Stock, or obligating MMA to grant, extend or enter into any such option, warrant, call, commitment, conversion privilege or other right or agreement, and there is no liability for accrued but unpaid dividends. Except as set forth on Schedule 2.3(b) of the MMA Disclosure
                                         ---------------
Schedule, there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of MMA's outstanding securities. MMA is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. All MMA Common Stock issued, offered and sold by MMA was issued, offered and sold in compliance with federal and state securities laws.

     2.4  Subsidiaries. MMA does not directly or indirectly own any equity or
          ------------
similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.5  No Violation. Neither the execution and the delivery of this
          ------------
Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which MMA is subject or any provision of the MMA Articles or the Bylaws of MMA; (b) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to require any notice under, accelerate, terminate, modify, or (vi) result in the cancellation of any material agreement, contract, lease, license, instrument, franchise, permit or other arrangement to which MMA is a party or by which it is bound or to which any of its assets is subject; or (c) create or impose any lien, charge or encumbrance on any of the assets of MMA.

     2.6  MMA's Financial Statements. Ernst & Young has audited the balance
          --------------------------
sheet of MMA (the "MMA Balance Sheet") as of December 31, 1997 (the "Balance
                   -----------------                                 -------
Sheet Date") and the income statement of MMA for the year ended December 31,
----------
1997 (together with MMA Balance

Sheet the "MMA Financial Statements"). Copies of the audited MMA Financial
           ------------------------
Statements have been provided to ITS and such MMA Financial Statements have been prepared in accordance with generally accepted accounting principles, and (b) fairly present the financial condition of MMA at the date therein indicated.

     2.7  Books and Records. The books, records and accounts of MMA (i) have
          -----------------
been maintained in accordance with good business practices on a consistent basis, (ii) are stated in reasonable detail and reflect the transactions and dispositions of the assets of MMA, and (iii) fairly reflect the basis for the MMA Balance Sheet.

     2.8  Litigation. MMA has not been and is not a party to any action, suit,
          ----------
proceeding, hearing, claim or arbitration or investigation that could reasonably be expected to have a Material Adverse Effect or that may prevent consummation of any of the transactions contemplated by this Agreement, in or before any court or administrative agency, nor to the knowledge of the Shareholders, has any such action, suit, proceeding, hearing, claim, arbitration or investigation been threatened. Neither MMA nor any of its assets is subject to any outstanding injunction, judgment, order, decree, ruling or charge. To the knowledge of the Shareholders, there is no reasonable basis for any former shareholder of MMA, or any other person, firm, corporation or entity, to assert a claim against MMA based upon: (i) ownership or rights to ownership of any shares of the MMA's capital stock, (ii) any rights as shareholder of MMA, including any option or preemptive rights or rights to notice or to vote, or (iii) any rights under any agreement among MMA and its shareholders. To the knowledge of the Shareholders, there are no facts or circumstances which the Shareholders believe could reasonably form the basis of any claim against MMA which could reasonably be expected to have a Material Adverse Effect.

     2.9  Undisclosed Liabilities. MMA has no liability (whether asserted or
          -----------------------
unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due except for liabilities that: (i) are set forth in the MMA Balance Sheet or Schedule 2.9
                                                                ------------
of the MMA Disclosure Schedule, (ii) could not reasonably be expected to have a Material Adverse Effect, (iii) are trade payables incurred in the Ordinary Course of Business, or (iv) are Taxes payable by MMA to the Effective Time.

     2.10 Absence of Certain Changes. Except for transactions contemplated by
          --------------------------
this Agreement or disclosed expressly on Schedule 2.10 of the MMA Disclosure Schedule delivered in connection with this Agreement, since the Balance Sheet Date, MMA has conducted its business only in the Ordinary Course of Business, and there has not been: (i) any damage, destruction or loss (not covered by insurance) with respect to any material assets of MMA, (ii) any change by MMA in its accounting methods, principles or practices except as disclosed in the MMA Financial Statements, (iii) any declaration, setting aside or payment of any dividends or distribution in respect of shares of capital stock of MMA, or redemption, purchase or other acquisition of any shares of capital stock of MMA,
(iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plans, or any increase in the compensation payable or to become payable to directors, officers or employees of MMA, (v) a Material Adverse Effect, or (vi) a commitment by MMA to undertake any of the foregoing.

     2.11 Broker's Fees. Neither the MMA nor the Shareholders has any liability
          -------------
or obligation to pay any fees or commissions to any broker, finder, agent or similar Person with respect to the transactions contemplated by this Agreement, and neither MMA nor the Shareholders has entered into any agreement, written or oral, with respect to, or held any discussions with, any such broker, finder, agent or similar Person with respect to the transactions contemplated by this Agreement, the result of which would entitle such broker, finder, agent or similar Person to a fee or commission in connection therewith.

     2.12 Title to Assets. MMA has good and marketable title to, or a valid
          ---------------
leasehold interest in, the properties and assets used by it free and clear of all Security Interests other than (a) those set forth on the search of filings with respect to MMA under Article 9 of the Uniform Commercial Code, or any equivalent statute, identified as Schedule 2.12 to the MMA Disclosure Schedule,
                                  -------------
(b) Security Interests for current taxes not delinquent, (c) Security Interests in connection with workers' compensation, unemployment insurance or other social security obligations, (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business, (e) mechanic's workman's, materialmen's or other like security interest arising in the Ordinary Course of Business with respect to obligations which are not due and (f) such imperfections of title or Security Interests, if any, which would not have a Material Adverse Effect. Other than assets currently leased by MMA, no Person other than MMA owns any assets or properties currently utilized in or reasonably necessary to the operations or business of MMA. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of MMA (or any interest therein) other than in the Ordinary Course of Business, except for this Agreement.

     2.13 Legal Compliance. MMA has complied with all applicable laws (including
          ----------------
rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), except for violations that have not had and could not reasonably be expected to have a Material Adverse Effect. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against or received by, any governmental body alleging any failure to so comply. MMA has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations necessary for the present operations of MMA except for licenses, permits, approvals, registrations, qualifications, certificates or other governmental authorizations the lack of which have not had and could not reasonably be expected to have a Material Adverse Effect.

     2.14 Tax Matters.
          -----------

          (a) For purposes of this Agreement, "Taxes" means all federal, state,
                                               -----
municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of MMA, together with any interest, additions or penalties, deficiencies or assessments with respect thereto and any interest in respect of such additions or penalties.

          (b) MMA has filed all federal and state reports and returns with respect to Taxes based on income and, to the knowledge of MMA and the Shareholders, has filed all other reports and returns with respect to all other Taxes that it was required to file (collectively "Tax Returns"). All federal Tax
                                                  -----------
Returns (i) for fiscal years beginning January 1, 1991 through December 31,
1992 were prepared by Grobstein, Goldman, Stevenson, Siegle, LeVine & Mangel on behalf of MMA, and (ii) for the fiscal years beginning January 1, 1993 through December 31, 1997 were prepared by Williams & Ribb LLP on behalf of MMA. All such Tax Returns were correct and complete in all material respects and no such Tax Returns are currently the subject of audit. All Taxes owed by MMA (whether or not shown on any Tax Return) were paid in full when due. Any contested Taxes were contested or are being contested in good faith and, if currently being contested, are supported by adequate reserves. MMA is not currently the beneficiary of any extension of time within which to file any Tax Return, and MMA has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

          (c) There is no dispute or claim concerning any liability of MMA for Taxes either (i) claimed or raised by any authority in writing or (ii) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of MMA, except for inchoate liens for Taxes not yet due and payable.

          (d) MMA has not made any payments, is not obligated to make any payments (other than payments made in connection with the execution of this Agreement), and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Code
Section 280G. MMA has not been a United States real property holding corporation within the meaning of Code Section 897(c) during the applicable period specified in Code Section 897(c)(1)(A)(ii). MMA is not a party to any tax allocation or sharing agreement. MMA (i) has not been a member of any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law filing a consolidated Federal Income Return and (ii) has no liability for the taxes of any Person (other than MMA) under Treas. Reg.(s)1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     2.15 Properties.
          ----------
          (a) MMA does not own any real property.

          (b) Schedule 2.15 of the MMA Disclosure Schedule lists all real or
              -------------
personal property owned by, or leased or subleased to, MMA and indicates the historical cost, depreciation value and date of acquisition of all such property. The Shareholders have delivered to ITS correct and complete copies of the leases and subleases listed in Schedule 2.15 of the MMA Disclosure Schedule.
                    -------------

          (c) The material equipment and other tangible assets that MMA owns and leases are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business, except for defects that could not reasonably be expected to have a Material Adverse Effect.

     2.16 Intellectual Property. For the purposes of this Agreement, the
          ---------------------
following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all
           ---------------------
          rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and
          (viii) any similar or equivalent rights to any of the foregoing anywhere in the world. Schedule 2.16(a) to the MMA Disclosure
          Schedule identifies all Intellectual Property owned or licensed by MMA

          "MMA Intellectual Property" shall mean any Intellectual Property that
           -------------------------
          is owned by, or exclusively licensed to, MMA.

          "Registered Intellectual Property" means all United States,
           --------------------------------
          international and foreign: (i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered copyrights and applications for copyright registration, and
          (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "MMA Registered Intellectual Property" means all of the Registered
           ------------------------------------
          Intellectual Property owned by, or filed in the name of, MMA.

          (a) No material MMA Intellectual Property or product or service of MMA is subject to any proceedings or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by MMA, or wich may affect the validity, use or enforceability of such MMA Intellectual Property.

          (b) To the knowledge of the Shareholders, each material item of MMA Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such MMA Registered Intellectual Property have been made and, to the best of the Shareholders' and MMA's knowledge, all necessary documents, recordations and certificates in connection with the MMA Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Schedule 2.16(b) to the MMA Disclosure Schedule identifies all MMA Registered Intellectual Property.

          (c) To the knowledge of the Shareholders, MMA owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed by MMA to be conducted) to, each material item of MMA Intellectual Property free and clear of any lien or encumbrance (excluding licenses and related restrictions). Schedule 2.16(c) sets forth by workstation, all software included on each workstation of MMA. MMA has not made any unauthorized or unlawful duplications or copies of any Intellectual Property used in MMA's business. MMA is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of MMA, including the sale of any products or the provision of any services by MMA.

          (d) MMA owns exclusively, and has good title to, all copyrighted works developed by MMA or which MMA otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for MMA, MMA has a written agreement with such third party with respect thereto and MMA thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid agreement to the fullest extent it is legally possible to do so.

          (f) Schedule 2.16(f) to the MMA Disclosure Schedule lists all
              ----------------
material contracts, licenses and agreements to which MMA is a party (i) with respect to MMA Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to MMA. All such material contracts, licenses and agreements are in full force and effect and the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. MMA is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Shareholders, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, MMA will be able to continue to exercise all of its rights under such contracts, licenses and agreements to the same extent MMA would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which MMA would otherwise be required to pay.

          (g) To the knowledge of the Shareholders, the operation of the business of MMA as such business currently is conducted, including MMA's design, development, manufacture, marketing and sale of the products or services of MMA (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent and trademark rights, such representation is limited to the Shareholders' knowledge) or, to the knowledge of the Shareholders, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (h) Neither the Shareholders nor MMA has received actual notice from any third party that the operation of the business of MMA or any act, product or service of MMA, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction and to the knowledge of the Shareholders no person has or is infringing or misappropriating any MMA Intellectual Property.

          (i) MMA has taken reasonable steps to protect MMA's rights in MMA's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to MMA.

     2.17 Material Contracts. Schedule 2.17 to the MMA Disclosure Schedule sets
          ------------------  -------------
forth all of the agreements, contracts or understandings of MMA or to which its properties or assets are bound, whether or not memorialized in writing, which involve the payment or receipt by MMA of $100,000 in the aggregate (the "Material Contracts"). The Shareholders have made available to ITS a correct and
 ------------------
complete copy of each written Material Contract and a written summary setting for the terms and conditions of each oral Material Contract. With respect to each Material Contract, (i) such Material Contract is valid, binding, enforceable, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally; (ii) to the knowledge of the Shareholders, no party is in material breach or default, and no event has occurred, which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under the agreement; (iii) to the knowledge of the Shareholders, no party has repudiated any material provision thereof; (iv) to the knowledge of the Shareholders, there are no disputes, oral agreements or forbearance programs in effect with respect thereto; (v) MMA has not assigned, transferred, mortgaged, deeded in trust or encumbered any interest therein; and (vi) all approvals of Governmental Authorities (including licenses and permits) required in connection therewith have been obtained.

     2.18 Notes and Accounts Receivable. To the knowledge of the Shareholders,
          -----------------------------
all notes and accounts receivable of MMA (i) are reflected properly on the books and records of MMA, (ii) are not subject to setoffs, defenses or counterclaims, and (iii) arose in the Ordinary Course of Business and represent the obligations of MMA's customers.

     2.19 Bank Accounts; Line of Credit. Schedule 2.19 of the MMA Disclosure
          -----------------------------  -------------
Schedule lists all bank accounts of MMA, the authorized signatories to the account and the name and telephone number of a contact person with respect to such account. There are no amounts outstanding under the MMA's credit facility with Bank of America, and MMA has taken all such actions necessary to terminate this facility on or prior to the Closing Date.

     2.20  Insurance. Schedule 2.20 of the MMA Disclosure Schedule sets forth a
           ---------  -------------
true and complete list of the current insurance policies of MMA, including names of carriers, amounts of coverage and premiums therefor. MMA will maintain such insurance through the Closing Date. The Shareholders have made available to ITS and Odetics true and complete copies of all insurance policies listed on
Schedule 2.20 of the MMA Disclosure Schedule.
-------------

     2.21  Employees.
           ---------

           (a) MMA does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

           (b)   Schedule 2.21(a) of the MMA Disclosure Schedule, together with
                 ----------------
Schedule 2.22, lists each employment, severance or other similar contract,
-------------
arrangement or policy and each plan or arrangement (written or oral) providing insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, fringe benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (i) is entered into, maintained or contributed to, as the case may be, by MMA and (ii) covers any former employee of MMA whose employment was terminated within the past two years or any current employee.

           (c) Since the Balance Sheet Date, there has been no amendment to, written interpretation or announcement (whether or not written) by MMA relating to, or change in employee participation or coverage under, any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

           (d) MMA has provided, or will have provided prior to the Closing Date, to individuals entitled thereto all required notices and coverage, if any, pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any
                                         -----
"qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees of MMA or other qualified beneficiaries (as defined in Section 4980B(g)(1)(A) of the Code).

           (e) To the knowledge of the Shareholders, no benefit payable or which may become payable by MMA pursuant to any Employee Benefit Plan shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

           (f) MMA is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters and the Family Medical Leave Act of 1993, but not including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Shareholders
                                                     -----
have no reason to believe that MMA does not have good labor relations and the Shareholders have no knowledge that any of MMA's key employees intends to leave its employ.

           (g) To the knowledge of the Shareholders, no employee of MMA is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject MMA to any liability. Neither the Shareholders nor MMA knows of any grievance of any employee of MMA with respect to which the aggrieved employee, or his or her representative, has threatened legal action against MMA.

           (h) A complete and correct list of all current employees and officers of MMA and their current compensation (including salary, bonus or commission arrangements or other contingencies) has previously been delivered to ITS.

           (i) MMA is not a party to any (i) agreement with any executive officer or other key employees thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving MMA in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after such termination of employment; (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or (iii) loans to any officers, directors or employees.

     2.22  Employee Benefits.
           -----------------

           (a) Schedule 2.22 of the MMA Disclosure Schedule lists each Employee Benefit Plan that MMA maintains or to which MMA contributes or is obligated to contribute.

                 (i) Each such Employee Benefit Plan (and each related trust or fund established or maintained by MMA) substantially complies in form and in operation with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

                 (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and Summary Plan Descriptions) have been timely filed with the applicable Government Authority or distributed to plan participants, as the case may be, with respect to each such Employee Benefit Plan. The applicable requirements of
     Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan and to which such requirements apply. To the knowledge of the Shareholders, no event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject MMA to any liability or penalty under Code Sections 4972 or 4976 through 4980 or to a fine under ERISA Sections 502(i) or 502(1).

                 (iii) All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) which are due have been timely paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall have been paid to each such Employee Benefit Plan by MMA prior to the Closing Date or shall be accrued in accordance with the custom and practice of MMA.

                 (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is intended to qualify under Code Section 401(a), has received (or an application has been filed to receive) a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code Section 401(a) and the exemption of any corresponding trust under Code Section 501 pursuant to the Tax Reform Act of 1986 and subsequent legislation. Nothing has occurred since the date of the most recent such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such determination letter.

                 (v) Neither MMA nor any other Person or entity under common control with MMA within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Employee Benefit Plan constitutes, or has constituted, a Multiemployer Plan. No Employee Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

                 (vi) MMA has made available to ITS correct and complete copies of the current plan documents; the most recent summary plan descriptions; the most recent advisory opinion notification or determination letter received from the Internal Revenue Service, if any; the Form 5500 Annual Report for the most recent plan year; and the current version of all related trust agreements, insurance policies or contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or description permit MMA to amend or terminate at any time for any reason any such Employee Benefit Plan without penalty.

           (b) With respect to each Employee Benefit Plan that MMA, and/or any controlled group of corporations within the meaning of Code Section 1563 (a "Controlled Group of Corporations") which includes MMA, maintains or ever has
 --------------------------------
maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

                 (i) There have been no prohibited transactions within the meaning of ERISA Section 406 and Code Section 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Section 3(21) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

           (c) MMA does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health or life insurance or other welfare-type benefits for presently retired or terminated employees or future retired or terminated employees, or their spouses or their dependents (other than in accordance with Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA).

           (d) There is no liability in connection with any Employee Benefit Plan that is not fully disclosed or provided for on MMA Balance Sheet for which disclosure would be required under generally accepted accounting principles.

           (e) Neither MMA nor any Employee Benefit Plan has any liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

           (f) Except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of MMA to severance benefits or any other payment, or (ii) increase the amount of compensation due any such employee or service provider, or accelerate the time of payment or vesting thereof.

           (g) Prior to the date of this Agreement, the Board of Directors of MMA has approved the termination of the Section 401(k) Plan of MMA to be effective prior to the Closing Date.

     2.23  Guaranties. MMA is not a guarantor or surety with respect to any
           ----------
liability or obligation (including indebtedness) of any other Person.

     2.24  Environment, Health, and Safety.
           -------------------------------

           (a) For purposes of this Agreement, the following terms have the following meanings:

                 (i)   "Environmental and Safety Laws" means any federal, state
                        -----------------------------
     or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                 (ii)  "Hazardous Materials" means any toxic or hazardous
                        -------------------
     substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including but not limited to those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

           (b) To the knowledge of the Shareholders, MMA (i) currently complies with the Environmental and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against it alleging any such failure to comply); (ii) is in compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations that are required under the Environmental and Safety Laws; and (iii) has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental and Safety Laws, except for noncompliance that could not reasonably be expected to have a Material Adverse Effect.

           (c) MMA has no known liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of MMA's generation, handling or disposal of any Hazardous Materials, and, to the knowledge of the Shareholders, MMA has not generated, handled or disposed of any Hazardous Materials, arranged for the disposal of any Hazardous Materials, exposed any employee or other individual to any Hazardous Materials, or owned, leased or operated any property or facility that could give rise to any liability for assessment, cleanup or damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental and Safety Law.

           (d) To the knowledge of the Shareholders, no Hazardous Materials are currently located at, on, in, or about any of the properties or equipment used in the business of MMA in a manner that materially violates any Environmental and Safety Laws or that requires assessment, cleanup or corrective action of any kind under any Environmental and Safety Laws.

           (e) All information provided by the Shareholders to ITS for use by ITS in obtaining insurance for claims arising from Environmental and Safety Laws or Hazardous Materials is true, complete and correct, and, to the knowledge of the Shareholders, there exists no information not disclosed to ITS which would be material to an insurance carrier providing insurance for claims arising from Environmental and Safety Laws or Hazardous Materials.

     2.25  Good and Marketable Title to Shares. Each Shareholder is the record
           -----------------------------------
and beneficial owner of that number of shares of MMA Common Stock identified opposite their respective names on Schedule 2.25 of the MMA Disclosure Schedule.
                                   -------------
Each Shareholder has good and marketable title to all of the Shares held by him, free and clear of any Security Interest, charge, restriction, or other option or rights of third parties to purchase any shares or acquire any interest therein. The Shareholders have and will have on the Closing Date, full right, power and authority to sell, transfer and deliver the Shares as provided in this Agreement.

     2.26  Consents of Third Parties. No consent, waiver or approval of any
           -------------------------
third party is necessary for the consummation by the Shareholders of the transactions contemplated hereby.

     2.27  No Adverse Developments. To the knowledge of the Shareholders and
           -----------------------
except as would not have a Material Adverse Effect, there is no existing or threatened development

(exclusive of general economic factors affecting business in general) affecting MMA (or affecting customers, suppliers, employees, and other Persons which have relationships with MMA) that would prevent ITS from conducting the business of MMA following the Closing Date in the manner in which it was conducted or planned to be conducted by MMA prior to the Closing Date.

     2.28  Full Disclosure. No statement by the Shareholders contained in this
           ---------------
Agreement and the exhibits and schedules attached hereto (when read together), including the MMA Disclosure Schedule, contains or will contain at the Effective Time any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made.

     2.29  Accredited Investors. Each of Michael P. Meyer and Abbas Mohaddes is
           --------------------
an "accredited investor" within the meaning of Rule 501(a) promulgated under the Act.

     2.30  Investment Risk. Each Shareholder is aware that the Odetics Class A
           ---------------
Common Stock and the ITS Common Stock (which term, for purposes of this Section 2.30, shall include the shares of ITS Common Stock to be issued pursuant to
Section 1.6(a)) have not been registered under the Securities Act or any applicable state securities laws, and agrees that the Odetics Class A Common Stock and the ITS Common Stock will not be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws. Each Shareholder is acquiring the Odetics unregistered Class A Common Stock and the ITS Common Stock for his or her own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the Odetics unregistered Class A Common Stock and the ITS Common Stock except in compliance with the Securities Act. Each Shareholder represents that by reason of his or her business and financial experience, and the business and financial experience of those persons, if any, retained by him or her to advise him or her with respect to his or her investment in the Odetics unregistered Class A Common Stock and the ITS Common Stock, such Shareholder together with such advisors have knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment.

                                 ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF ODETICS,
                              ITS AND MERGER SUB

           Except as disclosed in a document of even date herewith and delivered by ITS to MMA and the Shareholders prior to the execution and delivery of this Agreement and referring to the section of the applicable representations and warranties in this Agreement (the "ITS Disclosure Schedule"), ITS, Merger Sub
                                   -----------------------
and Odetics represent and warrant to MMA and the Shareholders as follows. All representations and warranties of ITS, Merger Sub and Odetics set forth below are joint and several and are made solely as of the Closing Date. All of the following representations and warranties assume the transfer by Odetics of all of the assets currently comprising the ITS business unit of Odetics (the "Asset Transfer"), which transfer will occur no later than immediately prior to the initial public offering of ITS Common Stock by ITS.

     3.1   Organization and Good Standing. Each of ITS and Merger Sub (a) is a
           ------------------------------
corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation; (b) has the requisite corporate power and authority to own and lease its properties and to carry on its business as now conducted; and (c) is qualified as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Schedule 3.1 of the ITS Disclosure Schedule
                                   ------------
sets forth the current directors and officers of ITS and Merger Sub.

     3.2   Power, Authorization and Validity.
           ---------------------------------

           (a) Each of ITS and Merger Sub has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly approved and authorized by the Board of Directors of ITS and Merger Sub. Neither ITS nor Merger Sub is in material violation of its Articles of Incorporation as currently in effect as of the date hereof. ITS has provided MMA with true and complete copies of the Articles of Incorporation and Bylaws of ITS and Merger Sub, each as currently in effect as of the date hereof. Schedule 3.1
                                                                   ------------
to the ITS Disclosure Schedule lists the current officers and directors of ITS and Merger Sub. Neither ITS nor Merger Sub is in material violation of their respective Articles of Incorporation as currently in effect as of the date hereof.

           (b) No filing with or authorization or approval of any Governmental Authority on behalf of ITS or Merger Sub is necessary to enable either ITS or Merger Sub to enter into, and to perform its obligations under, this Agreement except for (i) such filings as may be required to comply with federal and state securities laws; and (ii) filings, authorizations or approvals where the failure to make or obtain such filings, authorizations or approvals would not reasonably be expected to have a Material Adverse Effect or substantially interfere with the ability of ITS or Merger Sub to consummate the transactions contemplated hereby.

           (c) This Agreement is, or when executed by ITS and Merger Sub will be, the valid and binding obligation of ITS and Merger Sub, enforceable in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(ii) rules of law or principles of equity governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     3.3   Capitalization. The authorized capital stock of ITS consists of
           --------------
25,000,000 shares of ITS Common Stock, of which 6,000,000 shares were issued and outstanding as of the date hereof, and 5,000,000 shares of ITS Preferred Stock, none of which are issued and outstanding on the date hereof. As of the date of this Agreement, 1,500,000 shares of ITS Common Stock were reserved for issuance under ITS' 1998 Stock Incentive Plan (the "Stock Incentive Plan"), and 418,000
                                           --------------------
shares of ITS Common Stock were subject to outstanding options granted under the Stock Incentive Plan. Options to purchase an additional 480,000 shares of ITS Common Stock were granted in 1997, but are not subject to the Stock Incentive Plan. All of the outstanding shares of ITS Common Stock are held of record by Odetics. The authorized capital stock of Merger Sub consists of 10,000 shares of Merger Sub Common Stock, of which 1,000 shares were issued and outstanding as of the date hereof. Neither ITS nor Merger Sub holds any shares of its capital stock as treasury stock. All of the outstanding shares of ITS Common Stock and Merger Sub Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All of the shares of ITS Common Stock issued hereunder will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws). Except for registration rights to be granted to the members of U.S. Public Technologies, LLC, ITS is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.

     3.4   No Violation. Neither the execution and the delivery of this
           ------------
Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which ITS is subject or any provision of the Articles of Incorporation, as amended, or Bylaws of ITS or Merger Sub, or (b)(i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to require any notice under, accelerate, terminate, modify, or (vi) result in the cancellation of any material agreement, contract, lease, license, instrument, franchise, permit or other arrangement to which ITS or Merger Sub is a party or by which it is bound or to which any of its assets is subject.

     3.5   Full Disclosure. No statement by Odetics, ITS or Merger Sub contained
           ---------------
in this Agreement and the exhibits and schedules attached hereto (including the ITS Disclosure Schedule and the Odetics Disclosure Schedule), when read together, and the Information Statement contains or will contain at the Effective Time any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading, in light of the circumstances under which they were made, except to the extent any such statement is untrue as a consequence of the failure to transfer all of the assets currently comprising the ITS business unit of Odetics (the "Asset Transfer") (which transfer will occur no later than immediately prior to the IPO) or to the extent that additional facts would otherwise have been disclosed if it were known as of the date of this Agreement that the Asset Transfer would not occur.

     3.6   Litigation. Neither Odetics, ITS nor Merger Sub has been and Odetics,
           ----------
ITS and Merger Sub are not parties to any action, suit, proceeding, hearing, claim, arbitration or investigation that could reasonably be expected to have a Material Adverse Effect or that may prevent consummation of any of the transactions contemplated by this Agreement, in or before any court or administrative agency, nor to the knowledge of Odetics, ITS and Merger Sub has any such action, suit, proceeding, hearing, claim, arbitration or investigation been threatened. Neither Odetics, ITS, Merger Sub nor their respective assets is subject to any outstanding injunction, judgment, ruling, order, decree or charge. To the knowledge of Odetics, ITS or Merger Sub, there are no facts or circumstances which any of Odetics, ITS or Merger Sub believes could reasonably form the basis of any claim against any of Odetics, ITS or Merger Sub, which could reasonably be expected to have a Material Adverse Effect.

     3.7   Financial Statements of ITS. Ernst & Young is in the process of
           ---------------------------
auditing the balance sheet of ITS (the "ITS Balance Sheet") as of March 31, 1998
                                            -------------
(the "Balance Sheet Date") and the income statement of ITS for the year ended
      ------------------
March 31, 1998 (together with ITS Balance

Sheet, the "ITS Financial Statements"). Copies of the draft ITS Financial
            ------------------------
Statements are attached hereto as Schedule 3.7 of the ITS Disclosure Schedule. The ITS Financial Statements (a) have been prepared in accordance with generally accepted accounting principles, assuming the occurrence of the Asset Transfer, (b) fairly present the financial condition of ITS at the date therein indicated assuming the consummation of the Asset Transfer, and (c) will not be materially different from the final audited ITS Financial Statements.

     3.8   Undisclosed Liabilities. Neither Merger Sub nor ITS has any liability
           -----------------------
(whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including, but not limited to, any liability for taxes or accrued vacation expenses), except for liabilities that: (i) are set forth in the ITS Balance Sheet or Schedule 3.8 of the ITS Disclosure Schedule, (ii) could not reasonably
         ------------
be expected to have a Material Adverse Effect, or (iii) are trade payables incurred by ITS or Merger Sub in the Ordinary Course of Business, or (iv) Taxes payable by ITS or Merger Sub for the next fiscal year.

     3.9   Absence of Certain Changes. Except for transactions contemplated by
           --------------------------
this Agreement or disclosed expressly on Schedule 3.9 of the ITS Disclosure
                                         ------------
Schedule delivered in connection with this Agreement, since the Balance Sheet Date, each of ITS and Merger Sub has conducted its business only in the Ordinary Course of Business, and there has not been: (i) any damage, destruction or loss (not covered by insurance) with respect to any material assets of ITS or Merger Sub, (ii) any change by ITS or Merger Sub in its accounting methods, principles or practices except as disclosed in the ITS Financial Statements, (iii) any declaration, setting aside or payment of any dividends or distribution in respect of shares of capital stock of ITS or Merger Sub, or redemption, purchase or other acquisition of any shares of capital stock of ITS or Merger Sub, (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plans, or any increase in the compensation payable or to become payable to directors, officers or employees of ITS or Merger Sub, (v) a Material Adverse Effect, or (vi) a commitment by ITS or Merger Sub to undertake any of the foregoing.

     3.10  Broker's Fees. Neither Odetics, ITS nor Merger Sub has any liability
           -------------
or obligation to pay any fees or commissions to any broker, finder, agent or similar Person with respect to the transactions contemplated by this Agreement, and neither Odetics, ITS nor Merger Sub has entered into any agreement, written or oral, with respect to, or held any discussions with, any such broker, finder, agent or similar Person with respect to the transactions contemplated by this Agreement, the result of which would entitle such broker, finder, agent or similar Person to a fee or commission in connection therewith.

     3.11  Legal Compliance. Each of Odetics, ITS and Merger Sub has complied
           ----------------
with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), except for violations that have not had and could not reasonably be expected to have a Material Adverse Effect. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against or received by, any governmental body alleging any failure to so comply. Odetics has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations necessary for the present operations of ITS and Merger Sub except for licenses, permits, approvals, registrations, qualifications, certificates or other governmental authorizations the lack of which have not had and could not reasonably be expected to have a Material Adverse Effect.

     3.12  Consents of Third Parties. No consent, waiver or approval of any
           -------------------------
third party is necessary for the consummation by Odetics, ITS or Merger Sub of the transactions contemplated hereby, which has not already been obtained or waived.

                                  ARTICLE IV.
             ADDITIONAL REPRESENTATIONS AND WARRANTIES OF ODETICS

           Except as disclosed in a document of even date herewith and delivered by Odetics to MMA and the Shareholders prior to the execution and delivery of this Agreement and referring to the section of the applicable representations and warranties in this Agreement (the "Odetics Disclosure Schedule"), Odetics
                                       ---------------------------
represents and warrants to MMA and the Shareholders as follows. All representations and warranties of Odetics set forth below are made solely as of the Closing Date.

     4.1   Organization and Good Standing. Odetics (a) is a corporation duly
           ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the requisite corporate power and authority to own and lease its properties and to carry on its business as now conducted; and (c) is qualified as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
Schedule 4.1 of the Odetics Disclosure Schedule sets forth the current directors
------------
and officers of Odetics.

     4.2   Power, Authorization and Validity.
           ---------------------------------

           (a) Odetics has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly approved and authorized by the Board of Directors of Odetics. Odetics is not in material violation of its Certificate of Incorporation or Bylaws as currently in effect as of the date hereof. Odetics has provided MMA with true and complete copies of the Certificate of Incorporation and Bylaws of Odetics, as currently in effect as of the date hereof.

           (b) No filing with or authorization or approval of any Governmental Authority on behalf of Odetics is necessary to enable Odetics to enter into, and to perform its obligations under, this Agreement except for (i) such filings as may be required to comply with federal and state securities laws; and (ii) filings, authorizations or approvals where the failure to make or obtain such filings, authorizations or approvals would not reasonably be expected to have a Material Adverse Effect or substantially interfere with the ability of.Odetics to consummate the transactions contemplated hereby.

           (c) This Agreement is, or when executed by Odetics will be, the valid and binding obligation of Odetics, enforceable in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law or principles of equity governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     4.3   No Violation. Neither the execution and the delivery of this
           ------------
Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which Odetics is subject or any provision of the Articles of Incorporation, as amended, or Bylaws of Odetics.

     4.4   SEC Reporting. Since April 1, 1996, Odetics has filed all forms and
           -------------
reports required to be filed by Odetics by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (the "SEC Reports") and has made available copies of such forms and reports to MMA and Shareholders. As of their respective dates, the SEC Reports
(i) were prepared in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended by a filing prior to the date of this Agreement, then on the date of the filing of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

     4.5   Odetics Class A Common Stock. Each share of Class A Common Stock of
           ----------------------------
Odetics to be issued to the Shareholders hereunder, when issued in accordance with the terms of this Agreement, will be fully paid, validly issued and nonassessable.

     4.6   Insurance. Schedule 4.6 of the Odetics Disclosure Schedule sets forth
           ---------  ------------
a true and complete list of the current insurance policies of Odetics, including names of carriers, amounts of coverage and premiums therefor. Odetics will maintain such insurance through the Closing Date. Odetics has made available to MMA and the Shareholders true and complete copies of all insurance policies listed on Schedule 4.6 of the Odetics Disclosure Schedule.

     4.7   Odetics' Financial Statements. Ernst & Young has audited the balance
           -----------------------------
sheet of Odetics (the "Odetics Balance Sheet") as of March 31, 1998 (the
                       ---------------------
"Balance Sheet Date") and the income statement of Odetics for the year ended
 ------------------
March 31, 1998 (together with Odetics Balance Sheet the "Odetics Financial
                                                         -----------------
Statements"). Copies of the audited Odetics Financial Statements have been
----------
provided to MMA and the Shareholders and such Odetics Financial Statements have been prepared in accordance with generally accepted accounting principles, and
(b) fairly present the financial condition of Odetics at the date therein indicated.

                                  ARTICLE V.
                       COVENANTS OF MMA AND SHAREHOLDERS

     5.1   Maintenance of Business by MMA. During the period from the date of
           ------------------------------
this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, MMA shall, and each of the Shareholders shall use his best efforts to cause MMA to, carry on and preserve the business, goodwill and the relationships of MMA with its consultants, suppliers, employees and others in substantially the same manner as they have been prior to the date hereof.

     5.2   Conduct of Business by MMA.
           --------------------------

           (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as expressly permitted hereby, MMA shall not, and the Shareholders shall not permit MMA to, without ITS' prior express written consent:

                 (i) incur any additional indebtedness, other than indebtedness in an aggregate amount of $100,000 incurred in the Ordinary Course of Business; or guarantee any indebtedness or obligation of any other party; or borrow any funds under MMA's credit facility with Bank of America;

                 (ii) issue, redeem or purchase any of MMA's capital stock or securities convertible into its capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock or commit to do any of the foregoing;

                 (iii) enter into, amend or terminate any contract, agreement or understanding which involves the payment or receipt by MMA of $100,000 or more in the aggregate;

                 (iv) increase the compensation payable or to become payable to any of MMA's officers, employees or agents, or adopt or amend any employee benefit plan or arrangement; provided, however, that MMA shall be permitted to pay performance-based bonuses to its employees at the discretion of the MMA Board of Directors up to $130,000 in the aggregate so long as such amount is paid to the employees or into an escrow account prior to the Closing Date;

                 (v) enter into any employment contract or agreement with any existing or prospective employee which is not terminable at will;

                 (vi) pay any obligation or liability, fixed or contingent, other than current liabilities;

                 (vii) cancel, without full payment, any note, loan or other obligation owing to MMA;

                 (viii) acquire or dispose of any properties or assets used in the businesses of MMA except in the Ordinary Course of Business;

                 (ix) create or suffer to be imposed any lien, mortgage, security interest or other charge on or against MMA's properties or assets, except in the Ordinary Course of Business;

                 (x) engage in any activities or transactions outside the Ordinary Course of Business of MMA as conducted at the date hereof;

                 (xi) make or adopt any change in the MMA Articles or the Bylaws of MMA as in force and effect on the date hereof; or

                 (xii) take any action, or omit to take any action, within their control, that would cause, and shall promptly notify ITS in writing of any event or occurrence which causes any of the representations and warranties set forth in Section 2 hereof to become untrue, incomplete or inaccurate in any material respect as or prior to the Closing Date.

           (b) From the date hereof until the Closing, except as expressly permitted hereby, MMA shall, and the Shareholders shall cause MMA to, unless otherwise expressly consented to in writing by ITS;

                 (i) maintain MMA's existing insurance policies, unless comparable insurance is substituted therefor, and shall not take any action to terminate or modify those insurance policies;

                 (ii) maintain MMA's books and records consistent with past practices and policies;

                 (iii) maintain in good working condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable laws and regulations, all fixed assets owned, leased or operated, as the case may be, by MMA; and

                 (iv) observe, perform and remain in compliance with, MMA's obligations under the Material Contracts.

     5.3   Necessary Consents. Prior to the Closing, MMA and the Shareholders
           ------------------
will obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of MMA's business by the Surviving Corporation after the Effective Time as conducted at the date hereof

     5.4   Access to Information. MMA shall, and the Shareholders shall cause
           ---------------------
MMA to, give ITS and its accountants, legal counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of MMA, and will furnish ITS, its accountants, legal counsel and other representatives during such period all such information concerning its affairs as ITS may reasonably request, and to conduct such examination of the financial condition of MMA as ITS deems necessary or advisable to familiarize itself with MMA's business, assets and liabilities and such properties, books, contracts, commitments and records; provided, that any furnishing of such information pursuant hereto or any investigation by ITS shall be at ITS' expense and shall not affect ITS' right to rely on the representations, warranties and covenants made by ITS in this Agreement. Pending the Closing, ITS will hold in confidence all information so obtained and will use such information only for purposes related to the transactions contemplated hereby. ITS further agrees that, pending the Closing, it will not disclose any such information to any third party except upon the prior written consent of the Shareholders, or except as required by law or except to its advisors who have agreed to maintain the confidentiality of such information. If the transactions contemplated hereby are not consummated, ITS will return all data to the Shareholders and continue to honor the foregoing confidentiality and nondisclosure covenants indefinitely or unless disclosure of any such information is required by law. Such obligation of confidentiality shall not extend to any information (i) which is shown to be or to have been generally known to others engaged in the same trade or business as MMA; (ii) previously known to ITS prior to the start of discussions leading to the execution of this Agreement; (iii) obtained by ITS in good faith from third parties who are not obligated to maintain the information confidential; or (iv) that is or shall be public knowledge through no act or omission by ITS or any of its directors, officers, employees or representatives.

     5.5   Certain Defaults; Litigation. MMA and the Shareholders will give
           ----------------------------
prompt notice to ITS of:

           (a) any notice of default received by the Shareholders or MMA subsequent to the date of this Agreement and prior to the Closing under any instrument or agreement to which MMA or its assets is a party or by which it is bound, which default could, if not remedied, could reasonably be expected to result in a Material Adverse Effect or which would render incorrect any representation made herein, and

           (b) any suit, action, proceeding or investigation instituted or threatened against or affecting MMA subsequent to the date of this Agreement and prior to the Closing which, if adversely determined, could result in a Material Adverse Effect or which would render incorrect any representation made herein.

     5.6   Other Negotiations. Prior to the Closing or such earlier date on
           ------------------
which this Agreement is terminated in accordance with its terms, the Shareholders will not, and the Shareholders will cause MMA's officers, directors, employees, agents and representatives not to, directly or indirectly, initiate discussions or negotiate, or authorize any person or entity to discuss or negotiate on behalf of the Shareholders or MMA, with any other party, or entertain or consider any inquiries or proposals received from any other party, concerning the possible sale of stock, merger or other business combination or disposition of MMA's business, assets or capital stock, in whole or in part. Neither the Shareholders nor MMA will furnish any information concerning MMA to any person other than ITS or its agents for the purpose of, or with the intent of, permitting such person or entity to evaluate a possible acquisition of MMA's business, assets or capital stock, in whole or in part.

     5.7   Market Stand-Off Agreement. Each Shareholder hereby agrees that,
           --------------------------
during the period of duration specified by ITS and an underwriter of ITS Common Stock or other securities of ITS, following the effective date of a registration statement of ITS filed under the Securities Act of 1933, as amended, he shall not, to the extent requested by ITS or such underwriter as the case may be, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of ITS held of record or beneficially owned by him at any time during such period, without the prior written consent of such underwriter; provided, however, that:

           (a) such agreement shall be applicable only to such registration statements of ITS which cover ITS Common Stock (or other securities of ITS) to be sold on its behalf to the public in an underwritten public offering;

           (b) all executive officers and directors of ITS and holders of at least five percent (5%) of the ITS Common Stock enter into similar agreements;

           (c) such market stand-off time period shall not exceed one hundred eighty (180) days;and

                 (i) such agreement shall not apply to any shares of ITS Common Stock registered on such registration statement.

           In order to enforce the foregoing covenant, ITS may impose stop-transfer instructions with respect to the securities of ITS held by each Shareholder until the end of such period. Each Shareholder agrees that this
Section 5.7 is irrevocable and shall be binding upon his heirs, legal representatives, successors and assigns.

           Notwithstanding the foregoing, the obligations described in this Section shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar form which may be promulgated in the future.

     5.8   Asset Transfer. MMA and the Shareholders hereby acknowledge and agree
           --------------
that as of the date of this Agreement all of the assets which currently comprise the ITS business unit of Odetics have not been transferred to ITS and it is the parties' intention that such assets will only be transferred to ITS immediately prior to the initial public offering of ITS Common Stock by ITS (should such public offering occur) and no assets shall be transferred from Odetics to ITS until such time.

     5.9   Best Efforts. The Shareholders and MMA will use their best efforts to
           ------------
perform and fulfill all obligations on their respective parts to be performed and fulfilled under this Agreement, and to cause all the conditions precedent to the consummation of the transactions to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms. The Shareholders and MMA shall cooperate with ITS in such actions and in securing requisite approvals and shall deliver such further documents as ITS may reasonably request as necessary to evidence such transactions.

                                  ARTICLE VI.
                   COVENANTS OF ITS, MERGER SUB AND ODETICS

     6.1   Necessary Consents. Prior to the Closing, ITS, Merger Sub and Odetics
           ------------------
will use their respective best efforts to obtain such consents and approvals and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby.

     6.2   Access to Information. ITS, Merger Sub and Odetics shall give the
           ---------------------
Shareholders and their accountants, legal counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of Odetics, ITS and Merger Sub, and will furnish the Shareholders, their accountants, legal counsel and other representatives during such period all such information concerning its affairs as the Shareholders may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by the Shareholders shall be at the Shareholders' expense and shall not affect the

Shareholders' right to rely on the representations, warranties and covenants made by ITS, Merger Sub and Odetics in this Agreement. Pending the Closing, the Shareholders will hold in confidence all information so obtained and will use such information only for purposes related to the transactions contemplated hereby. The Shareholders further agree that, pending the Closing, they will not disclose any such information to any third party except upon the prior written consent of ITS, Merger Sub and Odetics, or except as required by law or except to its advisors who have agreed to maintain the confidentiality of such information. If the transactions contemplated hereby are not consummated, the Shareholders will return all data to ITS, Merger Sub and Odetics and continue to honor the foregoing confidentiality and nondisclosure covenants indefinitely unless disclosure of any such information is required by law. Such obligation of confidentiality shall not extend to any information (i) which is shown to be or to have been generally known to others engaged in the same trade or business as Odetics, ITS and Merger Sub; (ii) previously known to the Shareholders prior to the start of discussions leading to the execution of this Agreement; (iii) obtained by the Shareholders in good faith from third parties who are not obligated to maintain the information confidential; or (iv) that is or shall be public knowledge through no act or omission by the Shareholders or any of their representatives.

     6.3   Best Efforts. Each of ITS, Merger Sub and Odetics will use its best
           ------------
efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, and to cause all the conditions precedent to the consummation of the transactions to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms. ITS, Merger Sub and Odetics shall cooperate with ITS in such actions and in securing requisite approvals and shall deliver such further documents as MMA and the Shareholders may reasonably request as necessary to evidence such transactions.

     6.4   Certain Defaults: Litigation. Odetics or ITS will give prompt notice
           ----------------------------
to Abbas Mohaddes, as representative of the Shareholders, of:

           (a) any notice of default received by Odetics or ITS subsequent to the date of this Agreement and prior to the Closing under any instrument or agreement to which Odetics, ITS, Merger Sub or either of their assets is a party or by which it is bound, which default could, if not remedied, could reasonably be expected to result in a Material Adverse Effect or which would render incorrect any representation made herein, and

           (b) any suit, action, proceeding or investigation instituted or threatened against or affecting ITS, Merger Sub or Odetics subsequent to the date of this Agreement and prior to the Closing which, if adversely determined, could result in a Material Adverse Effect or which would render incorrect any representation made herein.

     6.5   Agreement of Merger. As promptly as practicable, but in no event
           -------------------
later than two business days following the Closing Date, ITS shall file the Agreement of Merger with the California Secretary of State, in substantially the form attached hereto as Exhibit A.

     6.6   Release of Personal Guarantees. Odetics and ITS shall use their best
           ------------------------------
efforts to cause the Shareholders to be released from all of the personal guarantees of MMA obligations identified on Schedule 6.6 of the MMA Disclosure
                                            ------------
Schedule. For the purposes of this Agreement, "best efforts" shall include the substitution of another related entity as a guarantor of the obligation if required by the creditor; provided, however, that no individual shall be required to provide a personal guaranty. Schedule 6.6 shall
                                                             ------------
identify with specificity the creditor, the nature of the obligation and the total amount of the obligation.

     6.7   Insurance. At the Effective Time and for a period of not less than
           ---------
five (5) years thereafter, the errors and omissions insurance coverage in effect during such period for ITS shall apply to and provide coverage for the employees of the Surviving Corporation who are employed by the Surviving Corporation during such period with respect to claims made for occurrences not previously disclosed to ITS by MMA which occurred after September 1, 1997. ITS or Odetics will continue to carry professional liability insurance covering such employees of the Surviving Corporation during such five-year period with policy limits in an amount not less than $1.0 million per occurrence or $2.0 million in the aggregate.

                                 ARTICLE VII.
                                INDEMNIFICATION

     7.1   Indemnification by Shareholders. Except as otherwise provided in
           -------------------------------
Section 7.3, each Shareholder shall severally and not jointly indemnify and hold harmless ITS and the Surviving Corporation and their respective officers, directors, employees, successors and assigns in respect of any and all claims, actions, suits or other proceedings and any and all losses, costs, expenses, liabilities, fines, penalties, interest and damages, whether or not arising out of any claim, action, suit or other proceeding (and including reasonable counsel and accountants' fees and expenses and all other reasonable costs and expenses of investigation, defense or settlement of claims and amounts paid in settlement) (collectively "Damages") incurred by, imposed on or borne by ITS,
                           -------
MMA or the Surviving Corporation resulting from:

           (a) The breach of any of the representations or warranties made by such Shareholder or MMA in this Agreement;

           (b) The breach or the failure of performance by such Shareholder or MMA of any of the covenants that they are to perform hereunder;

           (c) The payment of any taxes (including interest and penalties) of any kind or nature imposed (other than the Deferred Tax Liabilities as indicated on the Closing Balance Sheet or any Taxes Due determined in accordance with
Section 1.6(j) that are reflected in the purchase price adjustment provided in
Section 1.6(f) of this Agreement), whether before or after the Closing, by any government or subdivision thereof upon the business, assets or employees or independent contractors of MMA or otherwise resulting from or relating to the business or operations of MMA prior to the Closing or any of its properties or assets as they existed as of or any time prior to the Closing Date and the transactions contemplated by this Agreement;

           (d) The existence prior to the Closing Date of Hazardous Materials upon, about or beneath any real property owned, leased or operated by MMA on or before the Closing or migrating or threatening to migrate from such real property, or the existence of a violation of Environmental Laws pertaining to such real property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Laws arose prior to the present ownership or operation of such real property by MMA or was disclosed to ITS by the Shareholders or MMA;

               (e) The death of or injury to any person or damage to property that occurred prior to the Closing and arose out of or in connection with the business or operations of MMA (whether asserted, discovered or established before or after the Closing), and whether or not it is the subject matter of a claim or action disclosed in the Schedules to this Agreement; or

               (f) All employment-related claims and causes of action that have arisen or arise out of or in connection with the operations of the business of MMA conducted prior to the Closing (whether asserted, discovered or established before or after the Closing).

          7.2  Indemnification by Odetics and ITS.  Odetics and ITS shall
               ----------------------------------
     indemnify and hold harmless the Shareholders, in respect of any and all Damages incurred by, imposed on or borne by the Shareholders resulting from:

               (a) The breach of any of the representations or warranties made by Odetics, ITS or Merger Sub in this Agreement; or

               (b) The breach or the failure of performance by Odetics, ITS or Merger Sub of any of the covenants that it is to perform hereunder.

          7.3  Mutual Indemnification for Errors and Omissions.  Odetics and
               -----------------------------------------------
     ITS shall indemnify and hold harmless the Shareholders, and each Shareholder shall severally and not jointly indemnify and hold harmless Odetics, ITS and the Surviving Corporation and their respective officers, directors, employees, successors and assigns, in respect of any and all Damages incurred by, imposed by or borne by Odetics, ITS, the Surviving Corporation or the Shareholders, as the case may be, resulting from an error or omission (except for acts of gross negligence or willful misconduct) made by an employee of the Surviving Corporation in his capacity as such and which occurred while such individual was employed by MMA and during the period prior to September 2, 1997 and on or after January 3, 1991. Notwithstanding the foregoing, neither Odetics nor ITS shall have any obligation to indemnify the Shareholders under this Section
     7.3 for any singular incident or fact involving an error or omission unless and until the Shareholders have suffered Damages for such incident or fact in an amount in excess of $100,000 (the "Deductible"), in which event the Shareholders may seek indemnity for all such Damages less the Deductible. In addition, notwithstanding the foregoing the Shareholders shall not have any obligation to indemnify Odetics, ITS or the Surviving Corporation under this Section 7.3 for Damages in excess of $100,000 suffered by Odetics, ITS or the Surviving Corporation with respect to any singular incident or fact involving an error or omission. The foregoing sentence shall in no way limit the Shareholders' obligation for the initial $100,000 of Damages suffered by Odetics, ITS or the Surviving Corporation with respect to any such incident or fact.

          7.4  Indemnification Procedure for Claims.  Whenever any claim shall
               ------------------------------------
     arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party or parties
           -----------------
     (the "Indemnifying Party") of the claim and, when known, the facts
           ------------------
     constituting the basis for such claim; provided, that the Indemnified Party's failure to give such notice shall not affect any rights or remedies of an Indemnified Party hereunder with respect to indemnification for damages except to the extent that (i) a claim is not made within the one year period or five year period, as the case may be, specified in Section 7.7, or (ii) the Indemnifying Party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in
     Section 7.5 of this Agreement.

          7.5  Defense by Indemnifying Party. In connection with any claim
               -----------------------------
     giving rise to indemnity hereunder or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it thereafter diligently conducts the defense thereof with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party fails to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom, (i) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, without limitation, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the Indemnifying Party; provided, that the Indemnifying Party will hold the Indemnified Party harmless from all of its expenses, including reasonable attorneys' fees, incurred in connection with such cooperation by the Indemnified Party.

          7.6  Manner of Indemnification. All indemnification hereunder shall be
               -------------------------
     effected by payment of cash or delivery of a certified or cashiers check to the Indemnified Party as soon as reasonably practicable after the conclusion of the proceeding.

          7.7  Limitations on Indemnification. Notwithstanding any provision of
               ------------------------------
     this Agreement to the contrary, the parties hereto shall (i) have no obligation to indemnify any person entitled to indemnity under Section 7.1 unless the persons so entitled to indemnity thereunder have suffered Damages in an aggregate amount in excess of $100,000 (the "Basket"), in
                                                                ------
     which event, such claims for all Damages may be made (including claims within the Basket) and (ii) a claim for indemnity under Section 7.1 and
     7.2 shall have been made within a one year period after the Closing Date. In addition, a claim for indemnity under Section 7.3 shall have been made within a five-year period after the Closing Date. Any Shareholder's aggregate liability under Section 7.1 and Section 7.3 shall in no event exceed two-thirds of the Fair Market Value of the ITS Common Stock to be received by such Shareholder on the Closing Date. For the purposes of this section, the Fair Market Value of the ITS Common Stock as of the Closing Date shall be deemed to equal (i) the IPO price if the IPO has been completed at the date the indemnification payment is required to be made, or (ii) $10 per share if the IPO has not been completed. Damages shall exclude any amount with respect to which an Indemnified Party shall have received under any insurance policy which provides coverage for the liability to which such amount relates.

                                 ARTICLE VIII.
                           CONDITIONS TO THE MERGER

          8.1  Conditions to Obligations of Each Party to Effect the Merger. The
               ------------------------------------------------------------
     respective obligations of each party to this Agreement to effect the Merger shall be subject to the approval of this Agreement and the Merger by all of the shareholders of MMA.

          8.2  Additional Conditions to Obligations of MMA. The obligation of
               -------------------------------------------
     MMA and the Shareholders to consummate this Agreement and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Abbas Mohaddes, as the representative of the Shareholders:

               (a)  Representations and Warranties. Each representation and
                    ------------------------------
     warranty of ITS, Merger Sub and Odetics contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Time with the same force and effect as if made at the Effective Time.

               (b)  Agreements and Covenants. ITS, Merger Sub and Odetics shall
                    ------------------------
     have performed or complied in all material respects with all of their respective agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and MMA shall have received a certificate to such effect signed on behalf of ITS, Merger Sub and Odetics by an authorized officer of each such corporation.

               (c)  Material Adverse Effect. No Material Adverse Effect with
                    -----------------------
     respect to ITS, Merger Sub or Odetics shall have occurred since the date of this Agreement.

               (d)  Certificate of ITS. MMA shall have been provided with a
                    ------------------
     certificate executed on behalf of ITS by its Chief Executive Officer to the effect that, as of the Effective Time:

                    (i) all representations and warranties made by ITS, Merger Sub and Odetics under this Agreement are true and complete in all material respects; and

                    (ii) all covenants, obligations and conditions of this Agreement to be performed by ITS, Merger Sub and Odetics on or before such date have been so performed in all material respects.

                    Such certificate shall also certify that the Officers of Odetics, and ITS and Merger Sub executing this Agreement or the documents contemplated herein have been duly elected, indicating the positions held by such officers.

               (e)  Registration Rights Agreement. Each of Odetics and ITS
                    -----------------------------
     shall have entered into a Registration Rights Agreement with each of the Shareholders in substantially the forms attached hereto as Exhibit B.
                                                                ---------

               (f)  Consents. ITS shall have obtained all consents, waivers and
                    --------
     approvals required in connection with the transactions contemplated hereby.

               (g)  Opinion of Counsel. MMA shall have received a legal opinion
                    ------------------
     from Brobeck, Phleger & Harrison LLP, counsel for Odetics and ITS, dated as of the Closing Date, substantially in the form attached hereto as Exhibit
                                                                       -------
     H.
     -

               (h)  Other Documents. MMA shall have received such other
                    ---------------
     documents and instruments as MMA or its counsel shall reasonably deem necessary to consummate the transactions contemplated hereby.

          8.3  Additional Conditions to the Obligations of ITS and Merger Sub.
               --------------------------------------------------------------
     The obligations of ITS and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by ITS:

               (a)  Representations and Warranties. Each representation and
                    ------------------------------
     warranty of MMA and the Shareholders contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Time with the same force and effect as if made at the Effective Time.

               (b)  Agreements and Covenants. MMA shall have performed or
                    ------------------------
     complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and ITS shall have received a certificate to such effect signed on behalf of MMA by an authorized officer of MMA.

               (c)  Material Adverse Effect. No Material Adverse Effect with
                    -----------------------
     respect to MMA and its subsidiaries shall have occurred since the date of this Agreement.

               (d)  Noncompetition Agreements and Employment Agreements. Each
                    ---------------------------------------------------
     of the persons set forth on Exhibit C hereto shall have entered into a Noncompetition Agreement and Employment Agreement, in substantially the forms attached hereto as Exhibit D and E, respectively.
                              ---------------

               (e)  Consents. MMA shall have obtained all consents, waivers and
                    --------
     approvals required in connection with the consummation of the transactions contemplated hereby.

               (f)  Opinion of Counsel. ITS shall have received a legal opinion
                    ------------------
     from Cohen & Lord, counsel for MMA and the Shareholders, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F.
                                                                ---------

               (g)  Certificate of MMA. ITS shall have been provided with a
                    ------------------
     certificate executed on behalf of MMA by its Chief Executive Officer to the effect that, as of the Effective Time:

                    (i) all representations and warranties made by MMA and the Shareholders under this Agreement are true and complete in all material respects; and

                    (ii) all covenants, obligations and conditions of this Agreement to be performed by MMA and the Shareholders on or before such date have been so performed in all material respects.

               Such certificate shall also certify that the Officers of MMA executing this Agreement or the documents contemplated herein have been duly executed, indicating the positions held by such officers.

               (h)  Termination of Section 401(k) Plan. MMA shall have approved
                    ----------------------------------
     the termination of its Section 401(k) Plan prior to the date of this Agreement and provided to ITS evidence of such termination in a form reasonably satisfactory to ITS.

               (i)  Termination Agreement. The Shareholders shall have
                    ---------------------
     terminated that certain First Amended and Restated Shareholders' Agreement dated December 16, 1996, as amended to date, among the Shareholders and shall have provided to ITS a Termination Agreement, substantially in the form attached hereto as Exhibit G.
                             ---------

               (j)  Other Documents. ITS shall have received such other
                    ---------------
     documents and instruments as ITS or its counsel shall reasonably deem necessary to consummate the transactions contemplated hereby.

                                  ARTICLE IX.
                       TERMINATION, AMENDMENT AND WAIVER

          9.1  Termination. At any time prior to the Effective Time, whether
               -----------
     before or after approval of the matters presented in connection with the Merger by the shareholders of MMA, this Agreement may be terminated:

               (a)  by the mutual consent of ITS and MMA; or

               (b) By either MMA or ITS if, without fault of the terminating party, the Closing shall not have occurred on or before December 31, 1998 (or such later date as may be agreed upon in writing by MMA and ITS).

          9.2  Effect of Termination. In the event of termination as provided
               ---------------------
     above, this Agreement shall forthwith become of no further force or effect and all parties hereto shall bear their own costs associated with this Agreement and all transactions mentioned herein; provided, that such termination shall not relieve any person of liability for breach of or interference with this Agreement, and the non-disclosure and non-use provisions of Section 5.4 and 6.2 shall survive any termination of this Agreement as provided in such sections.

                                  ARTICLE X.
                              GENERAL PROVISIONS

          10.1 Survival. All representations and warranties made by the
               --------
     Shareholders herein or in any instrument or document furnished in connection herewith shall survive the Closing and (a) the representations and warranties set forth in Sections 2.14 and 2.24 will survive until the expiration of the respective statute of limitations with respect to such matters and (b) all other representations and warranties set forth herein or in any instrument or document furnished in connection herewith will expire on the first anniversary of the Closing Date. No claim or action for indemnity pursuant to Sections 7.1 or 7.2 hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the provisions of this Section 10.1 except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration.

          10.2 Further Assurances. At the request of any of the parties hereto,
               ------------------
     and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

          10.3 Each Party to Bear Own Costs. Each of the parties shall pay all
               ----------------------------
     costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

          10.4 Headings. The subject headings of the sections of this Agreement
               --------
     are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

          10.5 Entire Agreement; Waivers. This Agreement and the exhibits and
               -------------------------
     schedules hereto constitute the entire agreement among the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties with regard to the subject matter of this Agreement and supersedes all such prior agreements, representations and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

          10.6 Third Parties. Nothing in this Agreement, whether express or
               -------------
     implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

          10.7 Successors and Assigns. This Agreement shall be binding on, and
               ----------------------
     shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

          10.8 Notices. Unless otherwise expressly provided herein, all notices,
               -------
     requests, demands, instructions, documents and other communications to be given hereunder by either party to the other shall be in writing, shall be sent to the address/fax number set forth below (provided that any party may at any time change its address for notice or other such information by giving written notice thereof in accordance with this Section), and shall be deemed to be duly given upon the earliest of (a) hand delivery,
     (b) the first business day after sending by reputable overnight delivery service for next-day delivery, (c) the third business day after sending by first class United States mail, properly addressed, postage prepaid, certified or registered, (d) the time of successful facsimile transmission (or in the event the time of receipt of the fax in the city where the fax is received is not during regular business hours on a business day, then at the customary hour for the opening of business on the next business day), but in either case only if a complete copy is also sent by first class United States mail (postage prepaid) on the same day as facsimile transmission or on the next business day, or (e) the date actually received by the other party: All notices shall be properly addressed as follows:


          To the Shareholders:         At their respective addresses set forth
                                       on the signature page hereof.

          To MMA:                      Meyer, Mohaddes Associates, Inc.
                                       900 Wilshire Boulevard, Suite 1200
                                       Los Angeles, CA 90017
                                       Attn: Mr. Abbas Mohaddes
                                       Tel No.: (213) 488-0345
                                       Fax No.: (213) 488-9440

          With a copy to:              Doug Gummerman, Esq.
                                       Cohen & Lord, a Professional Corporation
                                       4720 Lincoln Blvd., Suite 200
                                       Marina Del Rey, CA 90292
                                       Tel No.: (310) 821-1163
                                       Fax No.: (310) 821-7828

          To ITS and Merger Sub:       Odetics ITS, Inc.
                                       1515 South Manchester Avenue
                                       Anaheim, CA 92802
                                       Attn: Chief Executive Officer
                                       Tel No.: (714) 774-5000
                                       Fax No.: (714) 780-7246

          To Odetics:                  Odetics, Inc.
                                       1515 South Manchester Avenue
                                       Anaheim, CA 92802
                                       Attn: Chief Executive Officer
                                       Tel No.: (714) 774-5000
                                       Fax No.: (714) 780-7857

          With a copy to:              Brobeck, Phleger & Harrison LLP
                                       38 Technology Drive
                                       Irvine, CA 92618
                                       Attn:  Patrick Arrington, Esq.
                                       Tel No.: (949) 790-6300
                                       Fax No.: (949) 790-6301

     Any party may change its address or fax number for the purposes of this paragraph by giving notice of the new address to each of the other parties hereto in the manner set forth above. Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the date of such notice sent in accordance with this Section.

          10.9  Consents. No party shall voluntarily or by operation of law
                --------
     assign, hypothecate, give, transfer, mortgage, sublet, license, or otherwise transfer or encumber all or any part of its rights, duties, or other interests in this Agreement or the proceeds thereof (collectively, Assignment), without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed. Any attempt to make an Assignment in violation of this provision shall be a material default under this Agreement and any Assignment in violation of this provision shall be null and void.

          10.10 Attorneys' Fees. If any party to this Agreement shall bring any
                ---------------
     action, suit, counterclaim or appeal for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the Prevailing Party shall be
                                  ------
     entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing Party" within the meaning
                                            ----------------
     of this Section 10.10 includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

          10.11 Governing Law. The terms of this Agreement shall be governed by
                -------------
     the laws of the State of California applicable to agreements entered into, to be wholly performed in and among residents exclusively of California.

          10.12 Disputes. If the parties are unable, after good faith
                --------
     negotiations, which each hereby covenants to undertake, to resolve any dispute arising between them within fifteen (15) days after notice is given of such dispute, then the dispute will be referred to arbitration (which the parties agree is the exclusive means of resolving any such dispute) before one (1) arbitrator in Orange County, California, or any other place mutually agreed upon by the parties hereto, in accordance with the applicable rules then in effect of the Judicial Arbitration and Mediation Service (or any other form of arbitration mutually acceptable to the parties). Such arbitrator shall be selected by the mutual agreement of ITS and Abbas Mohaddes, as representative to the Shareholders, or if no mutual agreement can be reached within ten (10) days after the termination of the fifteen day period referenced above, then such arbitrator shall be appointed by the arbitration service. The civil discovery statutes of the State of California shall apply to such arbitration. The determination made in accordance with the rules of JAMS (or such other form of arbitration as the parties may mutually agree) shall be delivered in writing to the parties hereto and shall be final, binding and conclusive on the parties hereto, and the amount of the claim, if any, determined to exist shall be a valid claim and no further remedy shall be available to either party with respect to such dispute and judgment may be entered upon such decision in accordance with applicable law in any court having jurisdiction thereof. The arbitration award shall include (i) a provision that the prevailing party in such arbitration recover its costs relating to the arbitration and reasonable attorneys' fees from the other party;
     (ii) the amount of such costs and fees, and (iii) an order that the losing party pay the fees and expenses of the arbitrator.

          10.13 Counterparts. This Agreement may be executed in two or more
                ------------
     counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          10.14 Severability. All provisions contained herein are severable and
                ------------
     in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

          10.15 Publicity. The parties shall cooperate with each other in the
                ---------
     development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. None of the parties shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable law; provided, however, that Odetics or ITS may make any public announcement concerning the Merger if MMA fails to grant such consent and, in the opinion of counsel to ITS or Odetics, such announcements is required to comply with applicable law.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

"ITS"                              ODETICS ITS, INC.,
                                   a California corporation


                                   By: /s/ Jack Johnson
                                      -----------------------------------
                                           Jack Johnson, President and
                                           Chief Executive Officer


                                   By: /s/ Gregory A. Miner
                                      -----------------------------------
                                           Gregory A. Miner, Secretary



"Merger Sub"                               MMA ACQUISITION CORP.,
                                   a Delaware corporation


                                   By: /s/ Jack Johnson
                                      -----------------------------------
                                           Jack Johnson, President


                                   By: /s/ Gregory A. Miner
                                      -----------------------------------
                                           Gregory A. Miner, Secretary


"Odetics"                          ODETICS, INC.,
                                   a Delaware corporation


                                   By: /s/ Joel Slutzky
                                      -----------------------------------
                                           Joel Slutzky, Chairman and
                                           Chief Executive Officer


                                   By: /s/ Jerry F. Muench
                                      -----------------------------------
                                           Jerry F. Muench, Secretary

           [Signature Page to Agreement and Plan of Reorganization]

"MMA"                         MEYER, MOHADDES ASSOCIATES, INC.,
                              a California corporation


                              By: /s/ Abbas Mohaddes
                                 ---------------------------------------
                                      Abbas Mohaddes, Chief Executive Officer


                              By: /s/ Michael P. Meyer
                                 ---------------------------------------
                                      Michael P. Meyer, Secretary


"Shareholders"                /s/ Michael P. Meyer
                              ------------------------------------------
                              MICHAEL P. MEYER

                              Address:  2525 Outpost Dr.
                                        --------------------------------
                                        Los Angeles, CA 90068
                                        --------------------------------

                              Fax No.: 213-878-2569
                                      ----------------------------------
                              Tel No.: 213-878-2525
                                      ----------------------------------

                              /s/ Abbas Mohaddes
                              ------------------------------------------
                              ABBAS MOHADDES

                              Address:  3432 Seaglen Dr.
                                        --------------------------------
                                        Rancho P.V. Ca. 90275
                                        --------------------------------

                              Fax No.: 310-544-3356
                                      ----------------------------------
                              Tel No.: 310-544-5056
                                      ----------------------------------


                              /s/ Viggen Davidian
                              ------------------------------------------
                              VIGGEN DAVIDIAN

                              Address:  19714 Eagle Ridge Ln
                                        --------------------------------
                                        Northridge, CA 91326
                                        --------------------------------

                              Fax No.:
                                      ----------------------------------
                              Tel No.: (818) 363-8195
                                      ----------------------------------

     [Signature Page to Agreement and Plan of Reorganization - Continued]

                           /s/ Gary Hamrick
                           ------------------------------
                           GARY HAMRICK


                           Address:  47 La Linda Dr.
                                    ---------------------
                                     Long Beach CA 90807
                                    ---------------------

                           Fax No.:______________________
                           Tel No.:  562 427-2666
                                   ----------------------

     [Signature Page to Agreement and Plan of Reorganization - Continued]